[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXHIBIT 10.12

EXECUTION VERSION

Confidential

LICENSE AGREEMENT

between

EIGER BIOPHARMACEUTICALS, INC.

and

BRISTOL-MYERS SQUIBB COMPANY

EXECUTION VERSION

Confidential Information

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of the date last signed by a party below (the “Effective Date”), by and between Bristol-Myers Squibb Company, a Delaware corporation headquartered at 345 Park Avenue, New York, New York 10154 (“BMS”), and Eiger BioPharmaceuticals, Inc., a Delaware corporation, with offices at 350 Cambridge Ave, Suite 350, Palo Alto, CA 94306 (“Eiger”). BMS and Eiger are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, BMS and its Affiliates Control (as defined below) certain patent rights and know-how rights with respect to the Licensed Compounds (as defined below); and

WHEREAS, Eiger desires to obtain from BMS the licenses set forth herein, and BMS desires to grant such licenses to Eiger, all on the terms and conditions set forth in this Agreement;

NOW, THEREFORE in consideration of the foregoing and the mutual agreements set forth below, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “Act” means the United States Food, Drug and Cosmetic Act, as amended.

1.2 “Affiliate” of a Person means any other Person which (directly or indirectly) is controlled by, controls or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and “control” shall be presumed to exist if either of the following conditions is met: (i) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (ii) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity.

1.3 “Approval” means, with respect to any Licensed Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use, marketing, and sale of the Licensed Product in such jurisdiction in accordance with applicable Laws; provided, however

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

that for purposes of the U.S., Approval means BLA Approval and for purposes of the EU, Approval means MAA Approval.

1.4 “BLA” means a biologics license application for a new biologics drug filed with the FDA required for marketing approval for the applicable Licensed Product in the U.S.

1.5 “BLA Approval” means the final approval of a BLA for a given indication by the FDA for the applicable Licensed Product in the U.S.; provided, that, for milestone payment purposes, BLA Approval shall in any event be deemed achieved upon First Commercial Sale in the U.S. for such indication.

1.6 “BLA Filing” means the acceptance by the FDA of the filing of a BLA for the applicable Licensed Product.

1.7 “BMS Know-How” means Know-How that, as of the Effective Date, is Controlled by BMS and directly relates to and is reasonably necessary for, Eiger’s Development and Commercialization of the Licensed Compounds and/or Licensed Products in the Field or is used by BMS to manufacture the Licensed Compounds as manufactured by BMS as of the Effective Date.

1.8 “BMS Patent Rights” means (a) the patents and patent applications listed in Appendix 1, (b) all divisionals, continuations, continuations-in-part thereof (excluding claims in continuations-in-part that necessarily rely on new matter invented by BMS after the Effective Date) or any other patent application claiming priority directly or indirectly to (i) any of the patents or patent applications in subsection (a), or (ii) any patent or patent application from which the patents or patent applications in (a) claim direct or indirect priority, (c) all patents issuing on any of the foregoing in (a) and (b), (d) all foreign counterparts of any of the foregoing in (a) through(c), including any patent applications filed under the Patent Cooperation Treaty (“PCT Applications”), and (e) all registrations, reissues, re-examinations, supplemental protection certificates, or extensions of any of the foregoing in (a) through (d). BMS Patent Rights in clause (a) above shall also include any claims in any patents or patent applications existing as of the Effective Date that are Controlled by BMS and cover the composition of matter of any intermediate or starting material reasonably necessary in or reasonably useful for the manufacture of any Licensed Compound as manufactured by BMS as of the Effective Date. BMS Patent Rights do not include any claims covering the composition of matter, manufacture or method of use of only a compound other than (i) a Licensed Compound or (ii) an intermediate or starting material reasonably necessary in or reasonably useful for the manufacture of any Licensed Compound as manufactured by BMS as of the Effective Date.

1.9 “Business Day” or “business day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York, New York are authorized or obligated by Law to close.

1.10 “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.11 “Calendar Year” means each one-year period commencing on January 1 and ending on December 31.

1.12 “Clinical Trial” means any human clinical study of a pharmaceutical product.

1.13 “Combination Product” means a Licensed Product that includes at least one additional active ingredient other than the Licensed Compound. Drug delivery vehicles, adjuvants, and excipients shall not

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7).

1.14 “Commercialization” or “Commercialize” means activities directed to commercially manufacturing, obtaining pricing and reimbursement approvals including regulatory activities relating to same, marketing, promoting, distributing, importing or selling a Licensed Product.

1.15 “Commercially Reasonable Efforts” means,

(a) with respect to the efforts to be expended by Eiger with respect to any objective, activity or decision to be undertaken under this Agreement, those efforts that a company within the bio-pharmaceutical industry of comparable size and resources [ * ] would reasonably use to accomplish such objective, activity or decision, and specifically means the carrying out of Development and Commercialization activities using efforts that a company within the bio-pharmaceutical industry of comparable size and resources [ * ] would reasonably devote to a product at a similar stage in its development or product life and of similar market potential, profit potential, based on conditions then prevailing and taking into account efficacy, safety, intellectual property protection, approved labeling, the competitiveness of alternative products sold by Third Parties in the marketplace, the patent and other proprietary position of the product, and the likelihood of regulatory approval given the regulatory structure involved. Commercially Reasonable Efforts shall be determined on a Major Markets Countries-by-Major Markets Countries basis for the Licensed Product, and it is anticipated that the level of effort will change over time, reflecting changes in the status of the Licensed Product and the Major Market(s) Country(ies) involved. Without limiting the foregoing, Commercially Reasonable Efforts require that Eiger: (i) promptly assign responsibility for such Development and Commercialization activities to specific individuals who are held accountable for progress and monitor such progress on an on-going basis, (ii) set and consistently seek to achieve specific and meaningful objectives and timelines for carrying out such Development and Commercialization activities, and (iii) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives and timelines.

(b) with respect to the efforts to be expended by BMS with respect to any objective, activity or decision to be undertaken under this Agreement, those efforts consistent with the commercially reasonable practices normally devoted by BMS.

1.16 “Competitive Compound” means [ * ].

1.17 “Confidential Information” means all trade secrets, processes, formulae, data, Know-How, improvements, inventions, chemical or biological materials, techniques, marketing plans, strategies, customer lists, or other information (including all information and materials of a Party’s customers and any other Third Party and their consultants) that has been disclosed by a Party to the other Party under this Agreement or that certain Confidential Disclose Agreement between the Parties, dated May 13, 2015 (the “CDA”), regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the disclosing Party in oral, written, graphic, or electronic form. “Confidential Information” of BMS shall include the BMS Know-How.

1.18 “Controlled” or “Controls”, when used in reference to intellectual property right or other intangible rights, shall mean the legal authority or right of a Party (or any of its Affiliates) to grant a license or sublicense of intellectual property rights to the other Party or any Third Party, or to otherwise

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

disclose confidential, proprietary or trade secret information to such other Party or to any Third Party, without breaching the terms of any agreement with any Third Party.

1.19 “Development” means non-clinical and clinical drug development activities reasonably related to the development and submission of information to a Regulatory Authority, including toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, process development, formulation development, development manufacturing, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including pre- and post-Approval studies but specifically excluding regulatory activities directed to obtaining pricing and reimbursement approvals), and post-marketing commitments/requirements. When used as a verb, “Develop” means to engage in Development.

1.20 “Development Plan” means, with respect to a Licensed Product, a plan and related timing estimates prepared by Eiger for the then current calendar year and the two (2) following years (or through first BLA or MAA filing if later) setting forth a summary of the Development activities to be conducted for such Licensed Product in all Major Market Countries, including the indications expected to be targeted, a good faith estimate of reasonable timelines for completing key Development activities and filing of key regulatory submissions (including estimated timelines for commencement of each stage of clinical Development), and including, where known, the primary endpoints and any comparator or agents to be used in combination with a Licensed Compound/Licensed Product for any such studies and any go/no-go decision criteria for any such studies. The initial Development Plan as of the Effective Date is attached hereto as Appendix 2. A copy of the study protocol for a given study will be provided to BMS if available and if requested by BMS.

1.21 “Distributor” means, with respect to a country, any Third Party that is used by pharmaceutical manufacturers generally in such country on a non-exclusive basis (and without any grant or license by Eiger of any intellectual property rights) to sell and distribute finished, packaged pharmaceutical products to pharmacies, managed care organizations, governmental agencies (e.g., federal, state and local), and other group purchasing organizations (e.g., pharmaceutical benefits managers) and the like in such country; provided, that Eiger shall be permitted to grant or license such intellectual property rights to the Third Party solely to the extent reasonably necessary to comply with applicable law or to enable such distributor to sell and distribute (but not to market or promote) a Licensed Product. For clarity, a Distributor of a Licensed Product in a country shall not include any person or entity that has been granted a right, whether by license or otherwise and whether express or implied (including by subcontract or agency), by a Party or its Affiliates to research, Develop or manufacture (but a Distributor may have the right to repackage or relabel finished product specifically for sale or distribution in such country) any such Licensed Product or that otherwise assumes any regulatory or other responsibilities with respect to obtaining or maintaining regulatory approvals for such Licensed Product in such country.

1.22 “Dollar” or “$” means the lawful currency of the United States.

1.23 “EMA” means the European Medicines Agency, or any successor agency thereto.

1.24 “EU” means the European Union, as its membership may be altered from time to time, and any successor thereto.

1.25 “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.26 “Field” means all therapeutic and diagnostic uses in humans and animals, including the prevention, treatment or control of any disease, disorder or condition.

1.27 “First Commercial Sale” means, with respect to any Licensed Product in a country in the Territory, the first sale for use or consumption by the general public of such Licensed Product in such country after Approval of such Licensed Product has been granted, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country.

1.28 “GAAP” means United States generally accepted accounting principles, consistently applied.

1.29 “Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial, county, or other political subdivision, agency or other body, domestic or foreign or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity).

1.30 “IND” means an Investigational New Drug Application, as defined in the Act, filed with the FDA or its foreign counterparts, including as applicable clinical trial applications (“CTAs”), clinical trial exemptions (“CTXs”) and investigational medicinal product dossiers.

1.31 “Initiation” means, when used with respect to a Clinical Trial, the dosing of the first patient with the first dose in such Clinical Trial.

1.32 “Know-How” means tangible and intangible information, techniques, technology, practices, inventions (whether patentable or not), methods, knowledge, trade secrets, data and results (including all biological, chemical, pharmacological, toxicological, clinical, analytical and quality control data and methods (including any applicable reference standards), manufacturing assay and related data, manufacturing and formulation processes, data and results relating to drug substance, drug product, starting materials, and radiolabeled compounds, know-how and trade secrets).

1.33 “Knowledge” means, with respect to BMS, the actual knowledge of the individuals listed on Appendix 9 hereto, based on such individuals’ good faith understanding of the facts and information in their possession or control without any duty to conduct any additional investigation within such individual’s scope of responsibility with respect to such facts and information.

1.34 “Laws” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any Governmental Authority that may be in effect from time to time, including for clarity any applicable rules, regulations and other requirements of any Regulatory Authority that may be in effect from time to time.

1.35 “Licensed Compound” means (i) the proprietary BMS molecule known as PEG-interferon Lambda-1a having chemical structure set forth in Appendix 3, [ * ], as well as (ii) [ * ], (iii) [ * ], and (iv) [ * ].

1.36 “Licensed Product” means any pharmaceutical product containing a Licensed Compound (alone or with other active ingredients Controlled by Eiger), in all forms, presentations, formulations and dosage forms. For clarity, “other active ingredients” does not include any other active ingredients or molecules that are proprietary to, or Controlled by, BMS and its Affiliates and would require a license from BMS with respect to the composition, method of use or manufacture of such other molecule, unless

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

separately licensed from BMS or its Affiliates (with BMS and its Affiliates having no obligation, express or implied, to do so).

1.37 “MAA” means a marketing authorization application filed for Approval in the EU of the applicable Licensed Product.

1.38 “MAA Approval” means Approval by the EMA of a MAA filed with the EMA for the applicable Licensed Product under the centralized European procedure. If the centralized EMA filing procedure is not used, MAA Approval shall be achieved upon the first Approval for the applicable Licensed Product in three of the following countries: France, Germany, Italy, Spain and the United Kingdom. For clarity, MAA Approval shall include any pricing and reimbursement approvals required prior to sale of such Licensed Product in the European Union, or in connection with Approvals achieved in three of the foregoing five European Union member states; provided, that MAA Approval shall in any event be deemed achieved upon First Commercial Sale in any country in the European Union.

1.39 “MAA Filing” means the validation by the EMA of a centralized filing of an MAA for the applicable Licensed Product.

1.40 “Major Market Countries” means the following countries: [ * ]. “Major Market Country” means any one of these countries.

1.41 “Net Sales” means, with respect to any Licensed Product, the gross amount invoiced in arm’s-length transactions by a Party, an Affiliate of such Party, or any permitted Sublicensee (or such Sublicensee’s Affiliates) (all of the foregoing persons and entities, for purposes of this definition and Sections 8.4, 8.6, and 8.7), shall be considered a “Related Party”) for sales of such Licensed Product to a Third Party, less the sum of the following (to the extent not reimbursed by any Third Party):

(a) discounts (including cash discounts and quantity discounts), cash and non-cash coupons, retroactive price reductions, charge-back payments and rebates granted to managed care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to customers;

(b) credits or allowances actually granted upon claims, damaged goods, rejections or returns (including inventory management fees) of such Licensed Product, including Licensed Product returned in connection with recalls or withdrawals;

(c) amounts written off by reason of uncollectible debts;

(d) freight, postage, shipping, transportation and insurance charges for the delivery of the Licensed Product; and

(e) taxes or duties levied on, absorbed or otherwise imposed on sale of the Licensed Product, including value-added taxes, healthcare taxes or other governmental charges otherwise imposed upon the billed amount (to the extent not paid by the Third Party), as adjusted for rebates and refunds, in each case as accounted for by the party recording such Net Sales.

No deduction shall be made for any item of cost incurred by any Related Party in Developing or Commercializing Licensed Products except as permitted pursuant to clauses (a) to (d) of the foregoing sentence; provided that, Licensed Products transferred to Third Parties in connection with clinical and non-clinical research and trials, Licensed Product samples, compassionate sales or use, or an indigent

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

program or for similar bona fide business purposes in accordance with applicable local laws and regulations in which a Related Party agrees to forego a normal profit margin for good faith business shall give rise to Net Sales only to the extent that any Related Party invoices or receives amounts therefor exceeding the cost of goods.

Such amounts shall be determined consistent with a Related Party’s customary practices and in accordance with GAAP.

It is understood that any accruals for individual items reflected in Net Sales are periodically [ * ] trued up and adjusted by each Related Party consistent with its customary practices and in accordance with GAAP.

Sale or transfer of Licensed Products between any of the Related Parties shall not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions to a non-Related Party. To the extent that any Related Party receives consideration other than or in addition to cash upon the sale or disposition of a Licensed Product to a non-Related Party, Net Sales shall be calculated based on the average price charged for such Licensed Product, as applicable, during the preceding royalty period, or in the absence of such sales, based on the fair market value of the Licensed Products, as determined by the Parties in good faith. For clarity, (i) Net Sales shall not include amounts [ * ] in consideration of [ * ], provided that such consideration [ * ], (ii) sales to [ * ], or [ * ] shall be considered sales to [ * ], (iii) Net Sales by a Related Party to a non-Related Party consignee are not recognized as Net Sales by such Related Party until the non-Related Party consignee sells the Licensed Product and (iv) [ * ].

In the case of any Combination Product sold in the Territory, Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Licensed Product that contains only Licensed Compound as its active ingredient if sold separately, and B is the total invoice price of the other active ingredient or ingredients in the Combination Product, if sold separately. If, on a country-by-country basis, the other active ingredient or ingredients in the Combination Product are not sold separately in said country, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of the Combination Product by the fraction C/D, where C is the invoice price of the Licensed Product that contains only Licensed Compound as its active ingredient if sold separately, and D is the invoice price of the Combination Product. If neither the Licensed Product that contains only Licensed Compound as its active ingredient nor the other active ingredient(s) are sold separately in a given country, the Parties shall determine Net Sales in accordance with the formulas provided above in this paragraph based on [ * ], or, if neither the Licensed Product that contains only Licensed Compound as its active ingredient nor the other active ingredient(s) are sold in any other countries, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country [ * ]. Notwithstanding the foregoing, for purposes of determining royalties and milestones on Net Sales under this Agreement, the portion of Net Sales of the Combination Product allocated to the Licensed Product shall [ * ].

Should Eiger, its Affiliates or Sublicensees enter into a Third Party agreement for the purchase of a Licensed Product that provides discounts or rebates on such Licensed Product that are conditioned on pricing terms or conditions for purchase of another product or products owned or Controlled by Eiger, its Affiliates or Sublicensees, as the case may be, then the discount or rebate on such Licensed Product under such agreement shall be determined, for purposes of determining Net Sales under this Agreement for a given accounting period, based on [ * ].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.42 “Patent Rights” means (a) patents and patent applications, (b) all divisionals, continuations, continuations-in-part thereof or any other patent application claiming priority directly or indirectly to (i) any of the patents or patent applications in subsection (a), or (ii) any patent or patent application from which the patents or patent applications in (a) claim direct or indirect priority, (c) all patents issuing on any of the foregoing in (a)-(b), (d) all foreign counterparts of any of the foregoing in (a)-(c), including PCT Applications, and (e) all registrations, reissues, re-examinations, supplemental protection certificates, or extensions of any of the foregoing in (a)-(d).

1.43 “Person” means any individual, firm, corporation, partnership, limited liability Eiger, trust, business trust, joint venture, governmental authority, association or other entity.

1.44 “Phase II Clinical Trial” means a Clinical Trial of a Licensed Product on a sufficient number of subjects that is designed to explore a variety of doses, dose response, and duration of effect, and to generate initial evidence of clinical safety and activity in a target patient population, as described in 21 C.F.R. 312.21(b), or a similar clinical study prescribed by a Regulatory Authority outside the U.S.

1.45 “Phase IIa Clinical Trial” means a Phase II clinical trial of a compound or product, the principal purpose of which is a preliminary determination of safety and pharmacodynamic effect or efficacy in the target population over a range of doses.

1.46 “Phase IIb Clinical Trial” means a Phase II clinical trial of a compound or product, the principal purpose of which is a further determination of efficacy and safety, in the target population, at the intended clinical dose or doses or range of doses, on a sufficient number of subjects and for a sufficient period of time to confirm the optimal manner of use of such compound or product (dose and dose regimen) prior to initiation of the Phase III Clinical Trials.

1.47 “Phase III Clinical Trial” means a Clinical Trial of a Licensed Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range and dose duration to be prescribed, which trial is intended to support Approval of a Licensed Product, as described in 21 C.F.R. 312.21(c), or a similar clinical study prescribed by a Regulatory Authority outside the U.S.

1.48 “PMDA” means the Japanese Pharmaceutical and Medical Device Agency or its successor, or Ministry of Health, Labour and Welfare.

1.49 “PMDA Filing” means the acceptance by the PMDA of the filing of an MAA for the applicable Licensed Product in Japan.

1.50 “Regulatory Authority” means any national or supranational governmental authority, including the FDA, PMDA or EMA, that has responsibility in countries in the Territory over the Development and/or Commercialization of the Licensed Compounds and/or Licensed Products.

1.51 “Sublicense Revenues” means all consideration Eiger receives from a Sublicensee pursuant to any Sublicense or from a Third Party assignee pursuant to an assignment of this Agreement that is not a permitted assignment pursuant to Section 15.4.2, including any upfront payment, milestone payments and royalty payments (excluding that portion of any milestone or royalty payment amounts received from a Sublicensee or assignee that are paid by Eiger as milestone and royalty payments to BMS under Article 8 hereof); collaboration fee; and premiums on equity investments in Eiger in connection with the grant of

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

the Sublicense (with the premium to be reasonably allocated to the value of this Agreement as compared to Eiger’s other assets) [ * ]; and in any event excluding, for clarity, any amounts received by Eiger: (a) as bona

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

fide, fair market value, actual reimbursement for research, Development or Commercialization activities performed or paid for by Eiger after the grant of a Sublicense, and only to the extent they are documented and are reasonably detailed [ * ]; (b) for reimbursement of Eiger’s fully-burdened cost to manufacture and supply Licensed Products or Licensed Compounds; or (c) in the form of bona fide loans made by Sublicensee or assignee to Eiger. For clarity, Sublicense Revenues from milestones and royalties include the amounts received by Eiger in excess of the amounts paid to BMS under Article 8 for substantially the same milestone or royalties. By way of illustration, and not limitation, if Eiger receives a [ * ] milestone payment from a Sublicensee in the amount of [ * ], then (assuming Eiger pays the [ * ] milestone due to BMS [ * ]) the Sublicense Revenue amount shall be [ * ] with respect to such payment. For further clarity, a Change of Control of Eiger shall not be deemed a Sublicense. “Change of Control” shall mean any transaction of series of transactions, whether by merger, sale of substantially all of the assets, or sale or transfer of more than fifty percent (50%) of the outstanding stock of Eiger in which the members of the Board of Directors immediately preceding the closing of the Change of Control transaction no longer constitute a majority of the Board of Directors of the surviving entity following the closing of such transaction.

1.52 “Sublicense” means a grant of rights by Eiger to a Sublicensee under any of the rights licensed to Eiger by BMS under Section 2.1 with respect to the Development, manufacture, or Commercialization of any Licensed Product or Licensed Compound, and includes any reverse co-promotion agreements.

1.53 “Sublicense Agreement” means a written, definitive agreement for a Sublicense.

1.54 “Sublicensee” means any Third Party to whom rights are granted under any of the rights licensed to Eiger by BMS under Section 2.1 with respect to any Licensed Product or Licensed Compound, including through any license, sublicense, co-development, co-discovery, co-promotion, distribution, joint venture, Development and Commercialization collaboration or similar transaction between Eiger (or an Affiliate of Eiger) and a Third Party. For clarity, a Distributor or an Eiger contractor permitted pursuant to Section 3.7 is not considered a Sublicensee.

1.55 “Territory” means worldwide.

1.56 “Third Party” means any Person other than Eiger and BMS, and any Affiliates of Eiger and BMS.

1.57 “United States” or “U.S.” means the United States of America including Puerto Rico and any U.S. territories and possessions.

1.58 “Valid Claim” means a claim of (i) an issued and unexpired patent, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, opposition procedure, nullity suit or otherwise, or (ii) a pending patent application that has not been finally abandoned, finally rejected or expired; provided, however, that if a claim of a pending patent application shall not

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

have issued within [ * ] after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a patent issues with such claim.

Additional Definitions. In addition to those terms defined above, definitions for each of the following terms are found in the body of this Agreement as indicated below:

Defined Term	Section
BMS	Preamble
BMS Reversion Products	13.4.1
Business Combination	13.2.4
CDA	1.17
CTA	1.30
CTX	1.30
Eiger	Preamble
Effective Date	Preamble
Force Majeure	15.3
Indemnification Claim	12.3
Indemnitee	12.3
Indemnitor	12.3
Indication	8.2.1(v)
Inventory Disposal Period	13.4.5
Joint Invention	10.1
Joint Patent Rights	10.1
Know-How Transfer Period	3.1
Liability Cap	9.5
Losses and Claims	12.1
“Party” or “Parties”	Preamble
PCT Application	1.5
Pharmacovigilance Agreement	3.5
Related Party	1.41
Royalty Term	8.4.2
Skipped Milestone	8.2.1(iii)
[ * ]	8.2.1(i)
Surviving Sublicensee	2.2.1(g)
TA Period	3.2
Third Party Compensation	8.4.4
Title 11	13.10
Transferred Materials	4.1
Triggering Event	5.6.2

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 2

LICENSE GRANT

2.1 BMS Patent Rights and BMS Know-How.

2.1.1 Subject to all the terms and conditions set forth in this Agreement, BMS hereby grants to Eiger a non-transferable (except in accordance with Section 15.4), exclusive license, with the right to sublicense in accordance with Section 2.2, under the BMS Patent Rights and BMS Know-How solely to the extent necessary to research, discover, Develop, make, have made, use, sell, offer to sell, export and import Licensed Compounds and/or Licensed Products in the Field in the Territory. For clarification, nothing in this Section 2.1 or this Agreement shall be interpreted as a grant of rights to make, have made, sell, use, co-formulate or use in combination a Licensed Compound with any molecule that is not a Licensed Compound and is proprietary to BMS or its Affiliate or would require a license from BMS with respect to the composition, method of use or manufacture of such other molecule (unless separately licensed from BMS or its Affiliates with BMS and its Affiliates being under no obligation, express or implied, to do so).

2.1.2 Subject to all the terms and conditions set forth in this Agreement, BMS hereby grants to Eiger a non-transferable (except in accordance with Section 15.4), non-exclusive license, without the right to sublicense except to Eiger Affiliates and non-profit institutions solely for the purpose identified in Section 5.7), under patent rights and know-how Controlled by BMS or its Affiliates covering the manufacture, composition of matter or method of use of the reagents and research tools set forth on Appendix 10 hereto, solely to the extent necessary to research, discover, Develop, make, have made, use, sell, offer to sell, export and import Licensed Compounds and/or Licensed Products in the Field in the Territory.

2.2 Sublicenses. Eiger shall have the right to grant Sublicenses with respect to the rights licensed to Eiger under Section 2.1: [ * ], provided that, in each case (x) and (y), such Sublicenses are granted solely in accordance with this Section 2.2:

2.2.1 Eiger shall have the right to enter into a Sublicense Agreement [ * ], provided that:

(a) such Sublicense Agreement shall refer to this Agreement and shall be subordinate to and consistent with the terms and conditions of this Agreement, and, shall not limit Eiger’s ability to fully perform all of its obligations under this Agreement (except to the extent assumed by Sublicensee but as to which Eiger remains responsible to BMS for the performance thereof by the Sublicensee) or BMS’ rights under this Agreement;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b) in such Sublicense Agreement, the Sublicensee shall agree in writing to fully perform the terms and conditions of this Agreement applicable to the Sublicensee;

(c) promptly after the execution of such Sublicense Agreement, Eiger shall provide a copy of such Sublicense Agreement to BMS, which copy may be redacted to remove confidential terms that are not necessary for BMS to confirm the Sublicense Agreement’s compliance with, or calculations of Sublicense Revenues under, the terms and conditions of this Agreement;

(d) Eiger shall remain primarily responsible and liable for performance of all of its obligations under this Agreement (even where sublicensed or assumed by a Sublicensee) and for compliance by its Sublicensees with applicable terms of this Agreement, including all payments due (including, without limitation, its payment obligations under Sections 11.1 and Articles 8 and 10 hereof) and the making of reports under this Agreement on account of its Sublicensees’ activities under the Sublicense Agreement, and shall use Commercially Reasonable Efforts to monitor such Sublicensee’s compliance with and to enforce the terms of such Sublicense Agreement;

(e) the Sublicensee shall assume and agree in writing to be bound by and comply with the applicable terms and conditions of this Agreement in the same manner as Eiger, including, without limiting the generality of the foregoing, the Sublicensee shall [ * ];

(f) such Sublicensees shall [ * ], except with prior written consent of Eiger and BMS in each of their sole discretion and in any event in accordance with and subject to all of the terms and conditions of this Section 2.2 and all of the other terms and conditions of this Agreement;

(g) any Sublicense rights granted by Eiger in a Sublicense Agreement (to the extent such Sublicense rights are granted to Eiger in this Agreement) shall terminate effective upon the termination under Article 13 of the license from BMS to Eiger with respect to such sublicensed rights, provided that such Sublicense rights shall not terminate if, as of the effective date of such termination under Article 13, the Sublicensee is not in material breach of its obligations to Eiger under its Sublicense Agreement, the Sublicensee was previously granted an exclusive Sublicense to Develop and Commercialize the Licensed Products or Licensed Compounds, and, within sixty (60) days of such termination, the Sublicensee agrees in writing to be bound directly to BMS under a license agreement substantially similar to this Agreement with respect to the rights and obligations Sublicensed by Eiger to the Sublicensee under the Sublicense Agreement, substituting such Sublicensee (a “Surviving Sublicensee”) for Eiger, and provided further that (A) such license agreement shall [ * ]; (B) the scope of the rights granted to and obligations assumed by the Surviving Sublicensee under such license agreement (with respect to licensed activities, Licensed Products and territory) shall [ * ]; (C) Eiger shall no longer be obligated under this Agreement to pay amounts set forth in this Agreement, to the extent such amounts are payable based on the activities of such Surviving Sublicensee, its Affiliates and its sublicensees from and after the effective date of such termination; (D) such license agreement shall obligate the Surviving Sublicensee to [ * ] from and after the effective date of such termination, [ * ]; (E) the Sublicensee [ * ] as of the effective date of termination; and (F) except as expressly set forth in the license agreement or agreed by Eiger, such license agreement shall not [ * ];

(h) the provisions of this Section 2.2 shall also apply in the event of any subsequent amendment or modification of any such Sublicense Agreement; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(i) BMS shall be made an express third party beneficiary of the Sublicensee’s obligations under such Sublicense that relate to compliance with the applicable terms and conditions of this Agreement with the express right to enforce same directly against the Sublicensee or against Eiger as BMS may elect .

2.2.2 For clarity, where provisions of this Agreement provide that Eiger shall be “solely” responsible or the like with respect to a matter (for example, Sections 5.4, 5.5, or 7.1), it is understood that such responsibilities may be carried out or borne on Eiger’s behalf by an Affiliate of Eiger or by a permitted Sublicensee or contractor of Eiger.

2.2.3 It shall be a material breach of this Agreement for Eiger to enter into any Sublicense hereunder not in compliance with this Section 2.2 without the prior written consent of BMS.

2.3 No Trademark License. No right or license, express or implied, is granted to Eiger to use any trademark, trade name, trade dress, domain name, logos, slogans, or service mark owned or Controlled by BMS or any of its Affiliates. Eiger, at its sole cost and expense, shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with Licensed Products and its activities conducted pursuant to this Agreement, if any, and shall own and Control such trademarks.

2.4 No Implied Licenses. No license or other right is or shall be created or granted hereunder by implication, estoppel or otherwise. All such licenses and rights are or shall be granted only as expressly provided in this Agreement.

2.5 Retained Rights. All rights not expressly granted by a Party hereunder are reserved by such Party and may be used by such Party for any purpose. Without limiting the foregoing, [ * ]. Nothing in this Agreement shall prevent (i) Eiger and its Affiliates from using for any purpose any BMS Know-How that is in the public domain as of the Effective Date (or enters the public domain thereafter) and is not covered by a Valid Claim of a BMS patent right or (ii) BMS and its Affiliates from using for any purpose any BMS Know-How that is in the public domain as of the Effective Date (or enters the public domain thereafter) and, subject to terms of this Agreement, is not covered by a Valid Claim of a BMS Patent Right.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 3

TRANSFER OF KNOW-HOW, IND AND PGX DATABASE; TECHNICAL ASSISTANCE

3.1 Documentation.

3.1.1 BMS shall provide Eiger with electronic (or tangible embodiments, if electronic is not available) of the Know-How listed on Appendix 6 within the period of time following the Effective Date and in the format set forth on Appendix 6, including copies of originals of laboratory notebooks or pages thereof and, where required by Eiger to fulfill its duties under applicable Law, copies of manufacturing run and batch records required to be maintained by BMS under applicable Law; provided that, with respect to BMS Know-How contained in laboratory notebooks, BMS shall only be required to provide Eiger with copies of those laboratory notebook pages (electronic copies, if they exist) [ * ] that contain BMS Know-How relating to Licensed Compounds. Such documentation is Confidential Information of BMS licensed in accordance with this Agreement and shall not be used by Eiger for any purpose other than for the discovery, research, manufacture, Development or Commercialization (including any import, manufacture, use, offer for sale, or sale) of Licensed Compounds and/or Licensed Products in accordance with this Agreement. BMS shall be responsible for providing one (1) set of copies (electronic, where they exist) only and Eiger shall [ * ]. BMS shall have no obligation to reformat or otherwise alter or modify any materials, or to create materials in electronic form, in order to provide them to Eiger. Any and all materials and other BMS Know-How delivered to Eiger pursuant to this Section 3.1 are and shall remain the sole property of BMS.

Without limiting the foregoing, if, within [ * ] after the Effective Date, if Eiger reasonably determines that there is additional, specific BMS Know-How Controlled by BMS and its Affiliates that existed as of the Effective Date that is reasonably necessary for the continued Development or manufacture (but only those manufacturing and formulation processes, techniques and trade secrets used by BMS for making such Licensed Compounds as of the Effective Date) of any Licensed Compound or Licensed Product that has not been provided during the Know-How Transfer Period, then Eiger may request within such [ * ] that BMS transfer to Eiger such additional BMS Know-How and BMS will endeavor to locate and provide same, provided that BMS shall not be required to conduct an unreasonable search for any such additional BMS Know-How. BMS shall have no obligation to reformat or otherwise alter or modify any materials, or to create materials in electronic form, in order to provide them to Eiger.

3.1.2 Notwithstanding Sections 3.1.1 or 3.2, nothing herein shall require BMS to transfer, disclose or provide to Eiger (i) any reagents, assays or other tangible biological or chemical materials that are not listed on Appendix 4 and, (ii) any general information or know-how that should reasonably be known to a pharmaceutical company engaged in the research, development, manufacture or commercialization of interferon therapeutic agents to treat Hepatitis B or Hepatitis C.

3.1.3 Any data or information included in the INDs to be transferred under Section 3.3 does not need to be separately transferred pursuant to Section 3.1.1 or Section 3.2.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.2 Technical Assistance. During the [ * ] period following the Effective Date (the “TA Period”), BMS shall reasonably cooperate with Eiger to provide transition and technical assistance to Eiger in order to understand and use the BMS Know-How provided to Eiger under Section 3.1 (for clarity, this support does not include integration of the data/information into Eiger systems/repositories). Such cooperation shall include providing Eiger with reasonable access by teleconference or in-person at BMS’ facilities (subject to BMS’ customary rules and restrictions with respect to site visits by non-BMS personnel) to BMS personnel who are appropriately qualified and experienced for such purpose, directly involved in the research and Development or manufacture of Licensed Compounds and Licensed Products. In no event shall BMS be obligated to provide Eiger with more than [ * ] FTE hours of technical assistance and consultation in connection with the BMS Know-How transferred under Section 3.1 to the extent the Know-How does not relate to manufacturing Know-How, and (y) [ * ] FTE hours technical assistance and consultation in connection with the BMS Know-How transferred under Section 3.1 to the extent it relates to manufacturing (including CMC) Know-How. [ * ]. If Eiger believes it needs additional assistance, it will discuss same with BMS, and, at BMS’ sole discretion, BMS may provide additional assistance requested by Eiger, and [ * ]. Further: (i) such access shall be requested and coordinated through a single contact person to be designated by BMS, (ii) BMS makes no warranty, express or implied, that Eiger shall be able to successfully implement and use the BMS Know-How, and (iii) BMS shall not be in default hereunder for any inadvertent failure to disclose all pertinent information related to the BMS Know-How, provided that such information shall be supplied to Eiger promptly upon discovery of such failure to disclose or upon request of Eiger identifying with reasonable specificity the nature of the information to be disclosed. Eiger shall be responsible for ensuring that its personnel who receive such assistance are appropriately qualified and experienced for such purpose.

3.3 IND. BMS will assign and transfer within [ * ] after the Effective Date all of its rights, title and interests in and to the active IND [ * ] (but, for clarity, not any CTAs, CTXs or investigational medicinal product dossiers nor any inactive IND) for the Licensed Compounds. Eiger will cooperate in connection therewith and shall perform all duties under such IND from and after such assignment. Subject to the foregoing, the Parties will reasonably cooperate to ensure an orderly transition of duties under such IND and to fulfill applicable filing obligations with regulatory authorities. BMS will continue to conduct and close out any existing CTAs and CTXs in the ordinary course following the Effective Date.

3.4 Safety Database. BMS shall transfer to Eiger the safety database for the Licensed Compounds, in the form in which it is held by BMS, as soon as practicable and in any event within [ * ] after the Effective Date, and Eiger shall perform all responsibilities thereafter with respect to reporting of adverse events relating to the Licensed Compounds.

3.5 [ * ]

3.6 Third Party Agreements. BMS shall use Commercially Reasonable Efforts to promptly assign to Eiger any unexpired Third Party agreements solely and exclusively related to the research and non-clinical Development of the Licensed Compound (and not related as well to any other proprietary molecules of BMS that are not interferons) set forth on Appendix 11 and is assignable to Eiger without consent of such Third Party, provided, however, that if such Third Party agreement is not assignable to Eiger without the written consent of such Third Party, BMS shall use Commercially Reasonable Efforts to obtain a consent to such assignment (but which shall not, for clarity, require BMS to pay any termination fee or additional consideration to the other party to such agreement).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.7 Eiger Contractors. For clarity, references to Eiger in Article 3 (except Section 3.8) and Article 4 shall include Third Party contractors engaged by Eiger to perform services for the benefit of Eiger (i.e., Third Parties who receive limited rights to perform services similar to other parties on a basis and on terms customarily understood for a vendor, such as a contract manufacturing organization) who have entered into appropriate agreements protecting the confidentiality and proprietary nature of the BMS Know-How, Licensed Compounds, technical data and information and other Transferred Materials (as defined below) in accordance with this Agreement, provided, that Eiger shall remain responsible and liable for the compliance by such individuals with the terms of this Agreement and shall use Commercially Reasonable Efforts to require such Third Parties to assign to Eiger any inventions and know-how relating to the License Compounds and Licensed Products that may be made or generated by them in the course of their services for Eiger.

3.8 USAN. Within [ * ] after the Effective Date, BMS and Eiger shall take all reasonably necessary actions (including the filing of any necessary forms) for the United States Adopted Names Council to remove BMS and include Eiger as the manufacturer of the Licensed Compounds and Licensed Products. Eiger shall be solely responsible for the payment all related fees.

ARTICLE 4

TRANSFER OF MATERIALS

4.1 Materials. BMS shall initiate the transfer to Eiger (i) within the time period after the Effective Date specified in Appendix 4, those Licensed Compounds identified in Appendix 4, ex-works (EXW) BMS designated site in the United States and/or Belgium, in the quantities set forth in Appendix 4, and (ii) within [ * ] after the Effective Date, those reagents and research tools set forth on Appendix 10 (any such materials that are actually transferred, the “Transferred Materials”). The Transferred Materials shall be transferred to Eiger at the location(s) designated by Eiger within [ * ] after the Effective Date. Title and risk of loss shall be transferred to and borne by Eiger upon delivery of the Transferred Materials by BMS to a common carrier for shipment to Eiger, and Eiger shall be responsible for any indirect taxes levied upon the transfer, including customs duties and import VAT if applicable. [ * ]. Other than the Transferred Materials, unless included within the scope of BMS Know-How and identified on Appendix 4 or Appendix 10 and subject to Section 3.2, BMS shall have no obligation to provide Eiger with any compounds or other materials, such as assays or biomaterials, under this Agreement. To the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

extent set forth in Appendix 4, BMS represents and warrants that the Transferred Materials are manufactured in accordance with cGMP and any manufacturing specifications included within the IND relating to such Transferred Materials. Except as expressly set forth above, the Transferred Materials are provided “AS IS” and BMS makes no representations or warranties, express or implied, as to the Transferred Materials, including any warranty as to merchantability or fitness for a particular use or purpose. If requalification of any Licensed Compound included within the Transferred Material is required, it will be the responsibility of Eiger to perform such requalification at its expense and BMS will not be responsible for such requalification. Eiger agrees that: (a) Eiger shall be fully responsible for its and its Affiliates’, Sublicensees’ and contractors’ use, storage, handling and disposition of the Transferred Materials, (b) under no circumstances shall BMS be liable or responsible for Eiger’s or its Affiliates’, Sublicensees’ and contractors’ use, storage, handling or disposition of the Transferred Materials (except for BMS’ breach of the warranty set forth above), and (c) Eiger assumes sole responsibility for any claims, liabilities, damages and losses that might arise as a result of Eiger’s and its Affiliates’, Sublicensees’ and contractors’ use, storage, handling or disposition of any Transferred Material (except to the extent resulting from BMS’ breach of the warranty set forth above). Eiger shall indemnify, defend and hold harmless BMS and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all third party damages, liabilities, losses, costs and expenses (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) arising in connection with any claims, suits, proceedings, whether for money damages or equitable relief, of any kind, arising out of or relating to Eiger’s, or any of its Affiliates’, Sublicensees’ or contractors’ use, storage, handling or disposition of any Transferred Material (except for BMS’ breach of the warranty set forth above). Transferred Materials may only be provided by Eiger to Affiliates of Eiger, Sublicensees and contractors of Eiger.

ARTICLE 5

DEVELOPMENT

5.1 Development. Eiger shall itself or through its Affiliates or Sublicensees use Commercially Reasonable Efforts to Develop Licensed Products for Approval in the Major Market Countries, including by (i) setting forth in the Development Plan a program of Development activities and reasonable estimated timelines therefor for each phase of pre-clinical and clinical Development for Licensed Compounds and Licensed Products (it being understood that such Development Plan may be revised as a result of input from Regulatory Authorities and data generated by Eiger as it Develops Licensed Products), and (ii) assigning appropriately qualified and experienced personnel to perform and monitor the progress of, or overseeing Third Parties who perform, such Development activities on an on-going basis. The initial Development Plan as of the Effective Date is attached hereto as Appendix 2. During the Term, Eiger shall promptly provide BMS no later than January 31 of each Calendar Year with a copy of the revised Development Plan (such annual updates to the Development Plan may be provided as part of the Development Report outlined in Section 5.2). Eiger shall notify BMS of any material change (including any material delay in Development or Commercialization of Licensed Product) to the Development Plan last provided to BMS within thirty (30) days after becoming aware of such material change and the reasons therefor.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.2 Development Reports. Eiger shall provide BMS with written Development reports on or before January 31 of each Calendar Year during the term of Development activities summarizing (but without disclosing specific data or results) such activities in sufficient detail to enable BMS to determine Eiger’s compliance with its diligence obligations in Section 5.1. Such reports shall include without limitation (a) the research and other Development activities accomplished by Eiger under the existing Development Plan through the end of the immediately preceding Calendar Year with respect to Licensed Compounds and Licensed Products, and (b) updates on Eiger’s progress against the existing Development Plan; provided, however, that the first such report shall be due on or before January 31, 2017. If any such Development obligations have been sublicensed to a Sublicensee, Eiger shall require the Sublicensee to provide to BMS the same information as required of Eiger hereunder with respect to the progress of the Development of Licensed Compounds and Licensed Products by such Sublicensee. If requested by BMS, Eiger (and, if applicable, Sublicensee) personnel who prepared the report will meet with BMS (which may be by teleconference) to discuss and answer any reasonable questions or comments that BMS might have on the report and Eiger’s (and, if applicable, each of its Sublicensee’s) Development activities.

5.3 Records. Eiger shall maintain complete and accurate records of all work conducted in furtherance of the research, Development and Commercialization of the Licensed Compounds and/or Licensed Products and all results, data and developments made in furtherance thereof to the extent required under applicable Laws. Such records shall properly reflect all work done and results achieved in sufficient detail and in good scientific manner to the extent required under applicable Laws.

5.4 Development Responsibilities and Costs. As between the Parties, Eiger shall have sole responsibility for, and shall bear the cost of conducting, research and Development with respect to the Licensed Compounds and/or Licensed Products. Eiger shall research and Develop the Licensed Compounds and/or Licensed Products in compliance with all applicable Laws, including all legal and regulatory requirements pertaining to the design and conduct of clinical studies.

5.5 Regulatory Responsibilities and Costs. As between the Parties, Eiger shall have sole responsibility for, and shall bear the cost of preparing, all regulatory filings and related submissions with respect to the Licensed Compounds and/or Licensed Products. Except as set forth in Article 13, Eiger shall own all INDs, Approvals and submissions in connection therewith and all Approvals shall be obtained by and in the name of Eiger.

5.6 Competitive Compound.

5.6.1 For [ * ] after the Effective Date, neither Eiger nor its Affiliates (nor any Sublicensee of Eiger or any Affiliate of such Sublicensee) shall itself or through any Third Party, or in collaboration with any Third Party, engage, directly or indirectly in the clinical Development or Commercialization of a Competitive Compound.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.6.2 Notwithstanding Section 5.6.1, if Eiger or any of its Affiliates, either through its own development efforts or by acquisition, or obtains ownership of or a license to, or is acquired by or otherwise merges with an entity (or an Affiliate of such entity) that owns or has a license to, a Competitive Compound, in all such cases that would result in a violation of Section 5.6.1 (any such event, a “Triggering Event”), then Eiger shall promptly notify BMS in writing and elect (as applicable) one of the following actions within [ * ] after such Triggering Event:

(a) divest itself of such Competitive Compound and notify BMS in writing of such divestiture, which divestiture may occur by an outright sale to a Third Party of all of Eiger’s and its Affiliate’s rights to such Competitive Compound or by an outlicense arrangement under which Eiger has no continuing active involvement in the development or commercialization of such Competitive Compound (for clarity, efforts in connection with (i) the receipt and audit of payments in respect of the Competitive Compound, (ii) the maintenance, defense and enforcement of any applicable licensed patents, and (iii) the receipt of information to ensure compliance with the applicable agreement (including efforts to enforce or terminate same, or seek damages, for breach) shall not constitute continuing active involvement). Eiger shall use Commercially Reasonable Efforts to complete such divestiture within [ * ] after the applicable Triggering Event. If Eiger is unable to complete the divesture within such [ * ] period, Eiger may continue to divest such Competitive Compound thereafter, provided, that Eiger or its Affiliate shall cease the Development and Commercialization of the Competitive Compound prior to the end of such [ * ] period and shall not restart the Development and Commercialization of the Competitive Compound thereafter (and if such Development or Commercialization is restarted, then BMS may immediately terminate this Agreement upon written notice to Eiger). For clarity, Eiger’s (or its Affiliates’) Development and Commercialization of the Competitive Compound in the ordinary course during such [ * ] period shall not be deemed a breach of Eiger’s exclusivity obligations set forth herein; or

(b) Eiger shall notify BMS in writing whether Eiger desires to negotiate terms under which the Competitive Compound would be included as a Product within this Agreement. If the Parties can agree and execute a binding agreement, within [ * ] after notice from Eiger electing this option, on the terms (including compensation to BMS) for including the Competitive Compound as a Product within this Agreement and Eiger’s Commercially Reasonable Efforts obligations under Sections 5.1 and 6.1, then Eiger shall not be deemed in breach of Section 5.6.1; provided, that BMS shall not be under any obligation, express or implied to negotiate or enter into any such agreement. If the Parties are unable to reach written agreement during the applicable time period, then, Eiger may elect to either divest such Competitive Compound under clause (a) or terminate this Agreement pursuant to Section 13.3.2 hereof.

5.7 Institution Requests. Eiger shall be responsible for receiving, evaluating, responding and, as applicable, fulfilling (at Eiger’s discretion) requests from scientists at non-profit institutes for [ * ] and related reagents, including [ * ], for non-commercial research purposes.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 6

COMMERCIALIZATION

6.1 Eiger Obligations. Eiger shall use Commercially Reasonable Efforts to (i) obtain Approvals in each Major Market Country for at least one Licensed Product, (ii) effect the First Commercial Sale of each Licensed Product for which such Approvals are obtained into each Major Market Country as soon as reasonably practicable after receipt of such Approvals and (iii) Commercialize each such Licensed Product in each such Major Market Country following such First Commercial Sale therein with the goal of maximizing the Net Sales of such Licensed Product in such Major Market Country.

6.2 Reports. Following the First Commercial Sale of a Licensed Product in a country in the Territory, Eiger shall provide BMS with a written report within thirty (30) days of the filing of the Eiger Annual Report with the U.S. Securities and Exchange Commission (or if no such report is filed, then within 30 days after the end of a calendar year), summarizing significant Commercialization activities with respect to Licensed Products during the just ended Calendar Year in countries in which there has been a First Commercial Sale of a Licensed Product, [ * ]. If requested by BMS, Eiger personnel who prepared the report will meet with BMS, which may be by teleconference, to discuss and answer any questions or comments that BMS might have on the report and Eiger’s Commercialization activities.

ARTICLE 7

MANUFACTURE AND SUPPLY

7.1 Manufacture and Supply. As between the Parties, Eiger shall be solely responsible at its expense for making or having made all of its requirements of the Licensed Compounds and/or Licensed Products needed for Development and Commercialization of same in the Territory, except for Transferred Materials.

ARTICLE 8

FINANCIAL TERMS

In partial consideration of the rights granted by BMS to Eiger pursuant to this Agreement, Eiger shall make the payments provided for in this Article 8.

8.1 Initial Payment. Eiger shall (x) pay to BMS a nonrefundable, noncreditable payment of Two Million Dollars ($2,000,000) in cash by wire transfer into an account designated in writing by BMS within [ * ] after the Effective Date and (y) enter into a Stock Purchase Agreement with BMS, issuing common stock to BMS valued at Three Million Dollars ($3,000,000) on the Effective Date, in the form attached as Appendix 7 concurrently with the execution of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.2 Milestone Payments.

8.2.1 Development Milestones. Eiger shall pay to BMS the following milestone payments set forth in the table below within [ * ] after the first achievement of the specified milestone event by Eiger, its Affiliates, and Sublicensees for the first Licensed Product to achieve such milestone event in any Indication. Eiger shall provide written notice to BMS within [ * ] after the first achievement of the specified milestone event by Eiger, Affiliates, and Sublicensees. Each milestone payment shall not be refundable or returnable in any event.

Milestone	Amount of Milestone
Payment (Dollars)
[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

[ * ]	[ * ]

Total Development Milestones for First Indication	[ * ]
$61 million

For purposes of this Section:

(i) A [ * ] means that [ * ].

(ii) The set of milestone payments in the table above shall be payable by Eiger to BMS once per Indication upon the first achievement of each such milestone event for the first such Licensed Compound (whether the first such Licensed Compound is the lead Licensed Compound or any back-up Licensed Compound) to achieve the milestone event. Milestones payments for additional Indications that achieve the above milestones events for such additional Indication will be at [ * ] of the above milestone payment amounts for the first Indication.

(iii) If a particular milestone event is not achieved with respect to an Indication (“Skipped Milestone”), such Skipped Milestone will be deemed to have been achieved upon the occurrence of the next most successive milestone with respect to such Indication, and payment for such Skipped Milestone then shall be due.

(iv) For purposes of this Section 8.2.1, “Indication” shall mean any separately defined, well-categorized class of human disease, syndrome or medical condition for which a separate marketing authorization application may be filed with a Regulatory Authority.

8.2.2 Sales-Based Milestones. Each of the following milestone payments shall be paid by Eiger to BMS for total annual sales of Licensed Product within [ * ] after the Net Sales of all Licensed Products in a given Calendar Year first reach the threshold amounts set forth in the table below:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Milestone –	Amount of Milestone Payment (Dollars)
First Achievement of annual Net Sales
of all Licensed Products
in any Calendar Year of:
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
Total Sales-Based Milestones	$128.0 million

Each milestone payment shall not be refundable or returnable in any event, nor shall it be creditable against royalties or other payments.

8.3 Sublicense Revenue Sharing. In addition to the milestones and royalty payments set forth in Sections 8.2 and 8.4, Eiger shall pay to BMS the following percentage of all Sublicense Revenues Eiger receives in connection with any Sublicense or any assignment of rights to the BMS Patents, the Licensed Compounds and/or Licensed Products, depending on the stage of Development of the most advanced Licensed Compound or Licensed Product that is subject to the applicable Sublicense or such assignment. Eiger shall pay to BMS its share of Sublicense Revenues within [ * ] after receipt of payment by Eiger from the Sublicensee.

DEVELOPMENT STAGE OF LICENSED COMPOUND OR LICENSED PRODUCT AS OF THE DATE OF THE SUBLICENSE

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

	(A) PRIOR TO [ * ]	(B) IF AFTER (A) AND PRIOR TO [ * ]	(C) IF AFTER (B) AND PRIOR TO [ * ]	(D) [ * ]
PERCENT OF SUBLICENSE REVENUES PAYABLE TO BMS	[ * ]	[ * ]	[ * ]	[ * ]

8.4 Royalty Payments.

8.4.1 Subject to the terms of this Agreement Eiger shall pay to BMS tiered royalties based on the total annual worldwide Net Sales in the Territory of each Licensed Products (including all indications and formulations for such Licensed Product) by Eiger, its Affiliates and Sublicensees during the applicable Royalty Term for such Licensed Product. The royalty payable with respect to each particular Licensed Product shall be calculated by multiplying the applicable royalty rate below by the portion of total annual worldwide Net Sales in the applicable tier in a Calendar Year of the applicable Licensed Product by Eiger, its Affiliates and Sublicensees, as follows.

Portion of total annual worldwide Net	Royalty Rate
Sales in a Calendar Year for such
Licensed Product that falls within the
following tiers
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

By way of example, in a given Calendar Year, if the total annual worldwide Net Sales for a Licensed Product is [ * ], the following royalty payment would be payable under this Section 8.4 (subject to the reductions set forth below): [ * ]. For clarity, all dosages, dosage forms, SKUs, methods of delivery and presentations of a Licensed Product containing the same Licensed Compound shall be considered as one Licensed Product for purposes of this Section 8.4.1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.4.2 Royalty Term. Royalties shall be payable on a product-by-product and country-by-country basis on Net Sales of Licensed Products from the First Commercial Sale of a particular Licensed Product in a country until the later of (i) [ * ] after the First Commercial Sale of such Licensed Product in such country, (ii) the expiration of the last to expire Valid Claim in BMS Patent Right that would be infringed by the manufacture, use, sale, importation or offer for sale in such country of a given Licensed Product (including by reasons of extensions thereof under applicable Laws, including patent term extensions, or supplemental protection certificates or their equivalents in any country), or (iii) the expiration of any regulatory or marketing exclusivity for such Licensed Product in such country, including but not limited to any pediatric exclusivity and data exclusivity (the “Royalty Term”); provided that, if (ii) no longer applies, the royalty payable by Eiger to BMS with respect to such Licensed Product shall be determined by a royalty rate equal to [ * ] of the royalty rate set forth in Section 8.4.1.

8.4.3 Royalty Conditions. The royalties under Section 8.4.1 shall be subject to the following conditions:

(a) only one royalty shall be due with respect to the same unit of Licensed Product;

(b) no royalties shall be due upon the sale or other transfer among any Related Party, but in such cases the royalty shall be due and calculated upon the Related Party’s Net Sales of Licensed Product to the first non-Related Party; and

(c) no royalties shall accrue on the disposition of Licensed Product in reasonable quantities by any Related Party as part of an expanded access program or as bona fide samples or as donations to non-profit institutions or government agencies for non-commercial purposes or for the performance of clinical trials, provided, in each case, that such Related Party does not receive any payment for such Licensed Product exceeding the cost of goods.

8.4.4 Royalty Reduction. If (i) Eiger, in its reasonable judgment, determines that it is required to obtain a license from any Third Party in order to avoid infringement of such Third Party’s Patent Rights as a result of the Development or Commercialization (but excluding manufacturing) of any Licensed Product, (ii) such Patent Rights cover or claim the composition or method of use of a Licensed Product, and (iii) Eiger is required to pay to such Third Party a royalty, milestone payments or other monetary compensation in consideration for the grant or maintenance of such license (“Third Party Compensation”), then for the period during which Eiger owes royalties to BMS hereunder, the amounts that would otherwise have been payable as royalties to BMS under this Agreement shall be reduced by [ * ] of all Third Party Compensation payable by or on behalf of Eiger to such Third Party. Notwithstanding the foregoing, (x) in no event shall the royalty reductions described in this Section 8.4.4 act to reduce the royalties payable by Eiger to less than [ * ] of the amounts payable by Eiger for a given Calendar Quarter pursuant to Section 8.4.1, and (y) if [ * ], then the royalty reduction set forth in this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 8.4.4 [ * ]. For further clarity, Eiger may carry over and apply any such royalty reductions, which are incurred or accrued in a Calendar Quarter and are not deducted in such Calendar Quarter, to any subsequent Calendar Quarter(s) in which royalties are due, subject to the same limitations set forth above and provided that if carryover cannot be so applied to future royalties, such carryover amounts shall lapse and shall not be subject any refund or other repayment from BMS.

8.4.5 Forecast. Eiger shall provide on or before September 30 of each Calendar Year a non-binding good faith forecast of sales, royalties and milestones for the entire current and next Calendar Year.

8.4.6 Effect of Patent Challenge. In the event Eiger (or any of its Affiliates or Sublicensees) challenges or knowingly assists (other than in response to a subpoena or court order), including without limitation by providing information, documents, advice, and/or funding, a challenge to the validity, scope, patentability or enforceability of any of the BMS Patent Rights, and such challenge is unsuccessful either because (i) Eiger files a suit or initiates another legal proceeding to challenging the validity or enforceability of any such BMS Patent Right and then withdraws or terminates the suit or proceeding, (ii) any challenged claim that would be infringed but for the license has been upheld, even in amended form, as determined by a court of competent jurisdiction or other legal tribunal, or (iii) Eiger, in connection with such challenge, fails to produce reasonably credible evidence demonstrating the invalidity or unenforceability of all applicable patent claims in the BMS Patent Rights in such country; then the royalty rates set forth in Section 8.4.1 above shall be increased by [ * ] of the percentages set forth above [ * ], [ * ]; provided however that if such challenge is by a Sublicensee, the foregoing shall not apply if Eiger promptly terminates such Sublicensee’s Sublicense after become aware of such challenge (which in any event must be prior to any decision rendered with respect to such challenge).

8.5 Manner of Payment. All payments to be made by Eiger under this Agreement shall be made in U.S. Dollars by wire transfer of immediately available funds to such bank account as shall be designated by BMS. Late payments shall bear interest at the rate provided in Section 8.10.

8.6 Sales Reports and Royalty Payments. After the First Commercial Sale of a Licensed Product and during the term of this Agreement, Eiger shall furnish to BMS a written report, within [ * ] after the end of each Calendar Quarter (or portion thereof, if this Agreement terminates during a Calendar Quarter), showing the amount of royalty due for such Calendar Quarter (or portion thereof). Royalty payments for each Calendar Quarter shall be due at the same time as such written report for the Calendar Quarter. With each quarterly payment, Eiger shall deliver to BMS a full and accurate accounting to include at least the following information:

8.6.1 the total gross sales for each Licensed Product (by country) by Eiger and its applicable Related Parties, if any, and the calculation of Net Sales from such gross sales;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.6.2 the deductions by category of permitted deductions set forth in the Net Sales definition;

8.6.3 the total Net Sales for each Licensed Product (by country) by Eiger and its applicable Related Parties, if any, and the calculation of Net Sales from such gross sales;

8.6.4 the calculation of royalties payable in Dollars which shall have accrued hereunder in respect of such Net Sales;

8.6.5 withholding taxes, if any, required by applicable Law to be deducted in respect of such royalties; and

8.6.6 the exchange rates used in determining the amount of Dollars payable hereunder.

If no royalty or payment is due for any royalty period hereunder, Eiger shall so report.

8.7 Sales Record Audit.

8.7.1 Eiger shall keep, and shall cause each of its applicable Related Parties, if any, to keep, complete, true and accurate books of accounts and records in accordance with GAAP, including gross sales in accordance with GAAP and any deductions thereto in accordance with this Agreement’s Net Sales definition in connection with the calculation of Net Sales, sufficient to determine and establish the amounts payable incurred under this Agreement, and compliance with the other terms and conditions of this Agreement.

8.7.2 Such books of accounting of Eiger and its Affiliates shall be kept at their principal place of business and, with all necessary supporting data and records, shall during all reasonable times for the [ * ] next following the end of the Calendar Year to which each shall pertain, be open for inspection not more than once per Calendar Year at reasonable times by an independent certified public accountant selected by BMS and as to which Eiger has no reasonable objection, at BMS’ expense, for the purpose of verifying royalty statements and payments for compliance with this Agreement for any period within the preceding [ * ].

8.7.3 Eiger shall include in its Sublicense Agreements with any Sublicensees, a right for Eiger to inspect or have such an accountant inspect, not more than once during any Calendar Year, the books of accounting and such supporting data and records of such Sublicensees for the purpose of verifying royalty statements and payments for compliance with this Agreement for any period within the preceding [ * ].

8.7.4 Results of any inspection under Section 8.7.2 or 8.7.3 shall be made available to both Eiger and BMS, and shall be deemed Eiger’s Confidential Information under this Agreement; provided that the independent, certified public accountant shall disclose to BMS only the amounts that the independent auditor believes to be due and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

payable hereunder to BMS, details concerning any discrepancy from the amount paid (including the reasons therefor) and the amount due, and shall disclose no other information revealed in such audit.

8.7.5 Such accountant must have agreed in writing to maintain all information learned in confidence, except as necessary to disclose to BMS such compliance or noncompliance by Eiger, its Affiliates or Sublicensees (who must agree in the Sublicense Agreement that such audit report may be disclosed to BMS). The results of each inspection, if any, shall be binding on both Parties. BMS shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any Calendar Year shown by such inspection of more than [ * ] of the amount paid, Eiger shall pay for such inspection. Any underpayments shall be paid by Eiger within [ * ] after notification of the results of such inspection. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods.

8.8 Currency Exchange. Eiger’s then current standard exchange rate methodology will be employed for the translation of foreign currency sales into Dollars, provided such methodology is used by Eiger in the translation of its foreign currency operating results, is consistent with GAAP, and is audited by Eiger’s independent certified public accountants in connection with the audit of the consolidated financial statements of Eiger, and is used for Eiger’s external reporting of foreign currency operating results.

8.9 Taxes.

8.9.1 Each Party will pay any and all taxes levied on account of all payments it receives under this Agreement.

8.9.2 If laws or regulations require that taxes be withheld with respect to any royalty payments by Eiger to BMS under this Agreement, Eiger will: (a) deduct those taxes from the remittable payment, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to BMS on a reasonable and timely basis following that tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with applicable Laws. BMS will pay any and all taxes levied on account of all payments it receives under this Agreement; provided, that notwithstanding the foregoing, in the event that [ * ].

8.9.3 The Parties shall cooperate in accordance with applicable Laws to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement

8.10 Interest Due. Without limiting any other rights or remedies available to BMS, Eiger shall pay BMS interest on any payments that are not paid on or before the date such payments are due under this Agreement at a rate of [ * ] or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES; DISCLAIMER;

LIMITATION OF LIABILITY

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date: (i) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement, (ii) execution of this Agreement and the performance by such Party of its obligations hereunder have been duly authorized, (iii) this Agreement has been duly executed and delivered on behalf of such Party, and is legally binding and enforceable on each Party in accordance with its terms, (iv) the performance of this Agreement by it does not create a breach or default under any other agreement to which it is a Party, (v) the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party, (vi) no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements, and (vii) neither such Party, nor any of its employees, officers, subcontractors, or consultants who have rendered services relating to the Licensed Compounds: (a) has ever been debarred or is subject to debarment or convicted of a crime for which an entity or person could be debarred by the FDA under 21 U.S.C. Section 335a or (b) has ever been under indictment for a crime for which a person or entity could be so debarred.

9.2 Representations, Warranties, and Covenants of BMS. Except as set forth on Appendix 8:

9.2.1 BMS represents and warrants to Eiger that, as of the Effective Date:

(a) there is no pending litigation, or litigation that has been threatened in writing, which alleges, or any written communication alleging, that BMS’ activities with respect to the research, Development or manufacture of the Licensed Compounds prior to the Effective Date have infringed or misappropriated, or would infringe or misappropriate, any of the intellectual property rights of any Third Party, and to BMS’ Knowledge, the research, Development or manufacture of the Licensed Compounds prior to the Effective Date did not infringe or misappropriate any Third Party rights.

(b) no Third Party has challenged in writing the ownership, scope, duration, validity, enforceability, priority or right to use any BMS Patent Rights (including, by way of example, through the institution of or written threat of institution of interference, inter partes review, reexamination, protest, opposition, nullity or similar invalidity proceeding before the United States Patent and Trademark Office or any foreign patent authority or court) or BMS Know-How,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c) there is no actual, pending, or, to BMS’s Knowledge, alleged or threatened in writing, adverse interferences or governmental investigations or suits involving the Licensed Compounds;

(d) no BMS Patents or BMS Know-How has been licensed to BMS from any Third Party that BMS does not Control and which is material to the Development of the Licensed Compound as contemplated by the Development Plan;

(e) to BMS’ Knowledge, it has complied with all applicable Laws in the Development of the Licensed Compounds prior to the Effective Date;

(f) except for the patent and patent applications that have been abandoned prior to the Effective Date, all fees required to be paid by BMS in any jurisdiction in order to maintain the Patent Rights licensed to Eiger hereunder have, to BMS’ Knowledge, been timely paid as of the Effective Date and, to BMS’ Knowledge, the claims included in any issued patents included in such Patent Rights are in full force and effect as of the Effective Date;

(g) BMS has full unencumbered title to the Transferred Material and sufficient right under the BMS Patent Rights and BMS Know-How to grant the licenses to Eiger as purported to be granted hereunder, and has not previously assigned, transferred, conveyed, or granted any license or other rights to its right, title and interest in the BMS Patent Rights or the BMS Know-How, in any way that would materially conflict with or materially limit the scope of any of the rights or licenses granted to Eiger hereunder;

(h) BMS solely owns all the rights, title and interest in the BMS Patent Rights and the BMS Patent Rights are free of any lien or security interest;

(i) except as set forth in Appendix 1, BMS and its Affiliates do not own or control any other Patent Rights that are necessary or, to BMS’s Knowledge and reasonable belief as of the Effective Date, reasonably useful to carry out the Development (including manufacture) of Licensed Compounds and/or Licensed Products as contemplated by the Development Plan attached as Appendix 2 hereto; and

(j) subject to Section 3.1.2, to BMS’ Knowledge, the documents, data and information that are included in the BMS Know-How transferred to Eiger pursuant to Section 3.1 comprise all of the Know-How Controlled by BMS that is reasonably necessary for the manufacture of BMS molecule known as PEG-interferon Lambda-1a as the same is manufactured as of the Effective Date, and

9.2.2 BMS covenants that it shall not license, sell, assign or otherwise transfer to any person (including any Affiliate of BMS) any BMS Patent Rights or any BMS Know-How, or assign or otherwise transfer any of its rights or obligations thereunder to any person (including any Affiliate of BMS) (or offer or agree to do any of the foregoing) in any manner that would have a material adverse impact on the rights granted to Eiger under this Agreement, except to the extent permitted by, and in compliance with, Section 15.4. In addition, BMS hereby covenants and agrees that after the Effective Date BMS shall use commercially reasonable efforts to not incur or permit to exist (and to cause each of its Affiliates not to incur or permit to exist), with respect to any BMS Patent Rights or any BMS Know-How, any lien, encumbrance, or security interest (including in connection with any indebtedness) in any manner that would have a material adverse impact on the rights granted to Eiger under this Agreement, except to the extent permitted by, and in compliance with, Section 15.4.

9.3 Representations and Warranties of Eiger. Eiger represents, warrants and covenants that:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9.3.1 it shall not engage in any activities that use the BMS Patent Rights and/or BMS Know-How in a manner that is outside the scope of the license rights granted to it hereunder,

9.3.2 all of its activities related to its use of the BMS Patent Rights and BMS Know-How, and the research, Development and Commercialization of the Licensed Compounds and/or Licensed Products, pursuant to this Agreement shall comply with all applicable Law,

9.3.3 prior to filing the first drug application (i.e., a BLA or its foreign equivalent) for a Licensed Product, Eiger shall have all licenses that are necessary in order for the manufacture, use or sale of such Licensed Product not to infringe the intellectual property of any Third Party known to Eiger as of such date, but excluding licenses applicable to any Third Party issued patents for which Eiger shall have obtained a well-reasoned, written opinion of an outside patent attorney that Eiger’s activities under the scope of this Agreement are not reasonably likely to infringe any Valid Claim of such Third Party issued patent, and

9.3.4 it will make available funds necessary to consummate the transaction contemplated by this Agreement and to Develop and Commercialize the Licensed Compounds and Licensed Products in accordance with the terms of this Agreement.

9.4 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY LICENSED COMPOUNDS, LICENSED PRODUCTS, TRANSFERRED MATERIALS, THE BMS PATENT RIGHTS OR BMS KNOW-HOW OR ANY RIGHT OR LICENSE GRANTED BY BMS HEREUNDER, AND NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY BMS THAT ANY PATENT OR OTHER PROPRIETARY RIGHTS INCLUDED IN THE BMS PATENT RIGHTS ARE VALID OR ENFORCEABLE OR THAT USE OF THE BMS PATENT RIGHTS, BMS KNOW-HOW AND TRANSFERRED MATERIALS CONTEMPLATED HEREUNDER DOES NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

9.5 Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS), AND IN ANY CASE, BMS SHALL NOT BE LIABLE FOR ANY DAMAGES OF ANY KIND (INCLUDING DIRECT DAMAGES) IN AN AMOUNT GREATER THAN THE AMOUNTS PAID BY EIGER TO BMS UNDER SECTIONS 8.1 AND 8.2 OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO ANY BREACH BY A PARTY OF ARTICLE 11 HEREOF, TO A BREACH BY EIGER OF SECTION 5.6, WILLFUL MISCONDUCT BY A PARTY, OR FOR AMOUNTS SOUGHT BY THIRD PARTIES IN CLAIMS THAT ARE SUBJECT TO THE PARTIES’ RESPECTIVE INDEMNITY OBLIGATIONS UNDER ARTICLE 12. FOR THE AVOIDANCE OF DOUBT, ANY DAMAGES IN THE NATURE OF LOST ROYALTIES TO BMS SHALL BE CONSIDERED DIRECT DAMAGES.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 10

PATENT MAINTENANCE; INFRINGEMENT; PATENT EXTENSIONS

10.1 Inventions. Inventorship of inventions conceived or reduced to practice in the course of Development activities under this Agreement shall be determined by application of United States patent Laws pertaining to inventorship. If such inventions are jointly invented in the course of Development activities by one or more employees or consultants or contractors of both Parties, such inventions shall be jointly owned (“Joint Invention”), and if one or more claims included in an issued patent or pending patent application which is filed in a patent office in the Territory claim such Joint Invention, such patent or patent application shall be jointly owned (“Joint Patent Rights”). If such an invention is solely invented by an employee or consultant of a Party, such invention shall be solely owned by such Party, and any patent filed claiming such solely owned invention shall also be solely owned by such Party. This Agreement shall be understood to be a joint research agreement in accordance with 35 U.S.C. § 102(c) to develop the Licensed Compounds and/or Licensed Products. Each Party shall enter into binding agreements obligating all employees and consultants performing activities under or contemplated by this Agreement, including activities related to the BMS Patent Rights, Licensed Compounds or Licensed Products, to assign his/her interest in any invention conceived or reduced to practice in the course of such activities to the Party for which such employee or consultant is providing its services. With respect to contractors, Eiger shall use good faith and reasonable efforts to secure an agreement from such contractor to assign or license (with the right to sublicense) to Eiger inventions (and patent rights covering such inventions) made by such contractor in performing such services for Eiger.

10.2 Filing, Prosecution and Maintenance of BMS Patent Rights. Eiger will have lead responsibility, using its in-house patent counsel or outside patent counsel selected by Eiger (such determination and outside patent counsel selection to be subject to BMS’ approval, such approval not to be unreasonably withheld), for the preparation, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of the BMS Patent Rights. Eiger shall be responsible for the costs incurred with respect to the filing, prosecution and maintenance of the BMS Patent Rights. Eiger shall provide BMS with [ * ] updates of the filing, prosecution and maintenance status for each of the BMS Patent Rights, and shall promptly provide copies of any material official correspondence to or from patent offices. The Parties shall reasonably consult with each other and cooperate with respect to the preparation, prosecution and maintenance of the BMS Patent Rights, including by providing assistance as described in Section 3.2, and will confer regarding where to prosecute the BMS Patent Rights. Eiger shall not take any action during prosecution and maintenance of the BMS Patent Rights that would materially adversely affect them (including reduction in claims scope), without BMS’ prior express written consent (which consent shall not be unreasonably withheld, delayed or conditioned and shall be considered to be given if Eiger notifies BMS of proposed claim amendments or cancellations and BMS fails to object within [ * ] of such notification). Eiger may file a notice with governmental patent offices of the exclusive license to the BMS Patent Rights granted to Eiger hereunder. Post-grant proceedings involving the BMS Patent Rights, including oppositions, cancellations, inter partes review, and the like, shall be conducted by Eiger at the expense of Eiger, and Eiger shall promptly notify BMS of the initiation of such proceeding (or vice versa) and Eiger shall give BMS the opportunity to participate, at the sole expense of BMS, and BMS shall also participate and appear as necessary under the applicable rules governing the proceeding. Any settlement or compromise of such post-grant proceeding shall be subject to the approval of BMS, which approval shall not be unreasonably withheld, delayed or conditioned.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

10.3 Patent Abandonment.

10.3.1 The Parties will confer and must mutually agree before any of the BMS Patent Rights may be abandoned in any Major Market Country; provided that BMS shall not unreasonably withhold, delay or condition its consent to a request by Eiger to abandon a BMS Patent Right if such abandonment will not adversely affect the amount or duration of any royalty payable to BMS hereunder. Eiger shall provide BMS with notice of the allowance and expected issuance date of any patent within the BMS Patent Rights, or any of the deadline for filing a new patent application, and BMS shall provide Eiger with prompt notice as to whether BMS desires Eiger to file such new patent application.

10.3.2 Subject to Section 10.3.1, in the event that Eiger decides either (a) not to continue the prosecution or maintenance of a patent application or patent within the BMS Patent Rights in any country, or (b) not to file any new patent application requested to be filed by BMS, Eiger shall provide BMS with express written notice of this decision at least [ * ] prior to any pending lapse or abandonment thereof, or if a decision not to continue prosecution or maintenance is responsive to an official communication from governmental agency that is received by Eiger less than [ * ] prior to a deadline for taking action in response thereto, then the deadline for giving such notice to BMS shall be [ * ] of the time remaining for response after such communication is received by Eiger. In such event, provided that the Parties have not expressly agreed to abandon a patent or not file a patent application under Section 10.3.1, then Eiger shall provide BMS with an opportunity to assume responsibility for all external costs reasonably associated with the filing and/or further prosecution and maintenance of such patent application and any patent issuing thereon (such filing to occur prior to the issuance of the patent to which the application claims priority or expiration of the applicable filing deadline, as set forth above). In the event that BMS assumes such responsibility for such filing, prosecution and maintenance costs, Eiger shall transfer the responsibility for such filing, prosecution and maintenance of such patent applications and patents to BMS and Eiger shall no longer have any right or license in and to such patent application and patents issuing therefrom under this Agreement.

10.4 Enforcement of BMS Patent Rights against Infringers.

10.4.1 Enforcement by Eiger. In the event that BMS or Eiger becomes aware of a suspected infringement of any BMS Patent Right in the Field, including actual or alleged infringement under 35 USC §271(e)(2) that is or would be infringing activity involving the using, making, importing, offering for sale or selling of articles that the Party reasonably believes infringes any of the Patent Rights conferred under this Agreement, such Party shall notify the other Party promptly, including all information available to such Party with respect to such alleged infringement, and following such notification, the Parties shall confer. Eiger shall have the first right, but shall not be obligated, to bring an infringement action for suspected infringement in the Field at its own expense, in its own name and entirely under its own direction and control, subject to the following: (a) BMS shall reasonably assist Eiger (at Eiger’s expense) in any action or proceeding being prosecuted for suspected infringement in the Field if so requested, including by being named or joined as a plaintiff to such actions or proceedings if requested by Eiger or required by Law, (b) BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense, (c) no settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a BMS Patent Right in the Field may be entered into by Eiger without the prior written consent of BMS, which consent shall not be unreasonably withheld, delayed or conditioned, and further, no settlement of any such action or proceeding which pertains to the infringement of the BMS Patent Rights by virtue of the Development or Commercialization of a Licensed Compound in the Field by a Third Party that is not a Sublicensee may

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

be entered into by Eiger without the prior written consent of BMS, which consent shall not be unreasonably withheld, delayed or conditioned.

10.4.2 Timing; Enforcement by BMS. Eiger will have a period of [ * ] after its receipt or delivery of notice and evidence pursuant to Section 10.4.1 or receipt of written notice from a Third Party that reasonably evidences such infringement of the BMS Patent Rights, to elect to so enforce such BMS Patent Rights in the applicable jurisdiction (or to settle or otherwise secure the abatement of such infringement in accordance with Section 10.4.1), provided however, that such period will be (i) more than [ * ] to the extent applicable Law prevents earlier enforcement of such BMS Patent Right (such as the enforcement process set forth in or under the Hatch-Waxman Act), and provided further that if such period is extended because applicable Law prevents earlier enforcement, Eiger shall have until the date that is [ * ] following the date upon which applicable Law first permits such proceeding, and (ii) less than [ * ] to the extent that a delay in bringing such proceeding against such alleged Third Party infringer would materially limit or compromise the remedies (including monetary relief, and stay of regulatory approval) available against such alleged Third Party infringer. In the event Eiger does not so elect (or settle or otherwise secure the abatement of such infringement) before the first to occur of (A) the expiration of the applicable period of time set forth in the preceding subsections (i) and (ii), or (B) [ * ] before the expiration of any time period under applicable Law, that would, if a proceeding was not filed within such time period, limit or compromise the remedies available from such proceeding, it will so notify BMS in writing and in the case where BMS then desires to commence a suit or take action to enforce the applicable BMS Patent Right in the applicable jurisdiction, BMS will thereafter have the right to commence such a suit or take such action to enforce the applicable BMS Patent Right, as applicable, at BMS’ expense, provided that BMS shall first consult with Eiger concerning the reasons Eiger elected not to bring such action and shall consider those reasons in good faith in deciding whether to bring such action. Eiger shall reasonably assist BMS (at BMS’ expense) in any action or proceeding being prosecuted if so requested, including by being named or joined as a plaintiff to such actions or proceedings if requested by BMS or required by Law. Eiger shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a BMS Patent Right may be entered into by BMS without the prior written consent of Eiger, which consent shall not be unreasonably withheld, delayed or conditioned.

10.4.3 Withdrawal. If either Party brings an action or proceeding under this Section 10.4 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 10.4.

10.4.4 Damages. In the event that either Party exercises the rights conferred in this Section 10.4 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all reasonable out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys’ fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be [ * ]. If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be [ * ]; provided, however, that if [ * ], such remaining amount [ * ].

10.5 Infringement of Third Party Rights

10.5.1 The Parties will promptly notify each other of any allegation that any activity under this Agreement infringes or may infringe the intellectual property rights of any Third Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

10.5.2 In any legal allegation related to the infringement of a Third Party intellectual property right, Eiger will have the first right to control, at its expense, the defense of such allegation. BMS will have the right, at its own expense and with its own choice of counsel, to be represented in the defense of the allegation.

10.5.3 The Parties will reasonably cooperate with each other in all respects with all matters related to the defense of any legal allegation under this section.

10.6 Patent Term Extensions. BMS and Eiger shall each reasonably cooperate with one another and shall use Commercially Reasonable Efforts in obtaining patent term extension (including any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to Patent Rights covering the Licensed Products. If elections with respect to obtaining such patent term extensions are to be made, Eiger shall have the right, at its discretion, to make the election to seek patent term extension or supplemental protection with respect to the Patent Right for which such extension or supplemental protection should be sought, provided that Eiger shall use Commercially Reasonable Efforts to make such election so as to maximize the period of marketing exclusivity for the Licensed Product. For such purpose, for all Approvals Eiger shall provide BMS with written notice within [ * ] following receipt of each Approval. Notification of the receipt of an Approval shall be in accordance with Section 15.2 except that the notification shall be sent to:

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

Attention: Vice President and Chief Patent Counsel

Telephone: 609-252-4825

Facsimile: 609-252-7884

10.7 Data Exclusivity and Orange Book Listings. With respect to data exclusivity periods (including any available pediatric extensions) or periods under national implementations of Article 10.1 of Directive 2001/EC/83 (and all international equivalents), Eiger shall use Commercially Reasonable Efforts consistent with its obligations under applicable Law to seek, maintain and enforce all such data exclusivity periods available for the Licensed Products. With respect to patent listing filings in the FDA Orange Book (and foreign equivalents thereof) for issued patents for a Licensed Product, Eiger shall, consistent with its obligations under applicable Law, have the right to list in a timely manner and maintain all applicable BMS Patent Rights. At least [ * ] prior to an anticipated deadline for the filing of patent listing information for BMS Patent Rights, Eiger shall consult with BMS regarding the content of such filing, and shall consider BMS’s comments in good faith, provided that Eiger shall have the final decision right with respect to such filing, including the Patent Rights to be listed in any FDA Orange Book or any equivalent. BMS shall provide, consistent with its obligations under applicable Law, reasonable cooperation to Eiger in filing and maintaining such Orange Book (and foreign equivalent) listings.

10.8 Notification of Patent Certification. Eiger shall notify and provide BMS with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of a BMS Patent Right by a Third Party filing a bioequivalent or biosimilar application or other similar patent certification or filing, and any foreign equivalent thereof. Such notification and copies shall be provided to BMS within [ * ] after Eiger receives such certification, and shall be sent to the address set forth in Section 10.6. In addition, upon request by BMS, Eiger shall provide reasonable assistance and cooperation (including

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

making available to BMS documents possessed by Eiger that are reasonably required by BMS and making available personnel for interviews and testimony), at BMS’ cost, in any actions reasonably undertaken by BMS to contest any such patent allegation or certification.

10.9 No Conflict Actions. BMS shall not be required to take any action pursuant to Sections 10.4, 10.7 or 10.8 that BMS reasonably determines in its sole judgment and discretion conflicts with or violates any court or government order or decree that BMS is then subject to or otherwise may create legal liability on the part of BMS.

10.10 Assignment of BMS Patent Rights to a BMS Affiliate. Notwithstanding any provision in this Agreement to the contrary, BMS shall have the right to transfer or assign ownership of any BMS Patent Rights to a BMS Affiliate as long as any such transfer or assignment is made expressly subject to and assumption in writing of the rights, obligations and licenses granted to Eiger under this Agreement. BMS shall remain responsible for the compliance by such Affiliate with the terms of this Agreement.

ARTICLE 11

NONDISCLOSURE OF CONFIDENTIAL INFORMATION

11.1 Nondisclosure. Each Party agrees that, for so long as this Agreement is in effect and for a period of [ * ] thereafter, a Party receiving Confidential Information of the other Party (or that has received any such Confidential Information from the other Party prior to the Effective Date under the CDA) shall (i) maintain in confidence such Confidential Information using not less than the efforts such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value, (ii) not disclose such Confidential Information to any Third Party without the prior written consent of the other Party, except for disclosures expressly permitted below, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement (which includes the performance of its obligations and the exercise of its rights under this Agreement, but it being understood that this clause (iii) shall not create or imply any rights or licenses not expressly granted under Article 2).

11.2 Exceptions. The obligations in Section 11.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent proof:

11.2.1 is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or

11.2.2 was known to the receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the disclosing Party; or

11.2.3 is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and is disclosed without any obligation to keep it confidential or any restriction on its use; or

11.2.4 is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party, other than through the receiving Party’s breach of its confidentiality obligations set forth herein; or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11.2.5 has been independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the disclosing Party.

11.3 Authorized Disclosure. The receiving Party may disclose Confidential Information belonging to the other Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

11.3.1 filing or prosecuting patents as set forth in this Agreement;

11.3.2 Eiger’s research, Development or Commercialization (including any import, manufacture, use, offer for sale, or sale) activities, including Eiger’s regulatory filings, with respect to Licensed Compounds and/or Licensed Product, including any Approvals or applications therefor;

11.3.3 prosecuting or defending litigation in relation to the BMS Patent Rights, BMS Know How or this Agreement, including responding to a subpoena in a Third Party litigation;, provided it has used good faith and reasonable efforts to obtain a protective order for such Confidential Information;

11.3.4 subject to Section 11.4, complying with applicable Laws (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with judicial process, if in the reasonable opinion of the receiving Party’s counsel, such disclosure is necessary for such compliance; provided, however, that except where impracticable, the receiving Party shall give the disclosing Party reasonable advance notice of such disclosure requirement (which shall include a copy of any applicable subpoena or order) and shall afford the disclosing Party a reasonable opportunity to oppose, limit or secure confidential treatment for such required disclosure, and in the event of any such required disclosure, the receiving Party shall disclose only that portion of the Confidential Information of the disclosing Party that the receiving Party is legally required to disclose;

11.3.5 disclosure, in connection with the performance of this Agreement and solely on a “need to know basis”, to Affiliates, existing or potential collaborators (including existing or potential co-marketing and co-promotion contractors), research collaborators, employees, consultants, or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 11; provided, however, that the receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Article 11 to treat such Confidential Information as required under this Article 11; and

11.3.6 made by such Party to existing or potential acquirers or merger candidates; investment bankers; public and private sources of funding; existing or potential investors, venture capital firms or other financial institutions or investors for purposes of evaluating or carrying out an acquisition, merger, or financing transaction, provided that such Party has used good faith and reasonable efforts to secure an agreement from any such Third Party to be bound by obligations of confidentiality and restrictions on use of Confidential Information that are no less restrictive than the obligations in this Agreement.

If and whenever any Confidential Information is disclosed in accordance with this Section 11.3, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement). Where reasonably possible and subject to Section 11.4, the receiving Party shall notify the disclosing Party of the receiving Party’s intent to make such disclosure pursuant to this Section 11.3 sufficiently prior to making such disclosure so as to allow the disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11.4 Terms of this Agreement. The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. For the avoidance of doubt, this Section 11.4 shall in no way prevent a Party from disclosing the existence of this Agreement or any terms of this Agreement in order to seek legal advice whenever deemed appropriate by such Party or to enforce such Party’s rights under this Agreement, whether through arbitral proceedings, court proceedings or otherwise, or to defend itself against allegations or claims relating to this Agreement, or to comply with Applicable Law (except as provided in Section 11.5 below) when advised in a written opinion of outside counsel that terms of the Agreement are required to be disclosed to comply with Applicable Law.

11.5 Securities Filings. Notwithstanding anything to the contrary in this Agreement, in the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, any other applicable securities Law or the rules of any national securities exchange, the Party shall notify the other Party of such intention and shall use reasonable efforts to provide such other Party with a copy of relevant portions of the proposed filing not less than [ * ] prior to (but in no event later than [ * ] prior to) such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to this Agreement, and shall use reasonable efforts to obtain confidential treatment of any information concerning this Agreement that such other Party requests be kept confidential, and shall only disclose Confidential Information which it is advised by counsel is legally required to be disclosed. No such notice shall be required under this Section 11.5 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the either Party hereunder or otherwise approved by the other Party.

11.6 Publication by Eiger. Eiger may publish or present data and/or results relating to a Licensed Compound or Licensed Product developed in the Field in scientific journals and/or at scientific conferences, provided that Eiger shall notify BMS at least [ * ] in advance of the intended submission for publication or presentation of any proposed abstract, manuscript or presentation which discloses Confidential Information of BMS or discloses a patentable invention by delivering a copy thereof to BMS. BMS shall have [ * ] from its receipt of any such abstract, manuscript or presentation in which to notify Eiger in writing of any specific, reasonable objections to the disclosure, based on concern regarding the specific disclosure of Confidential Information of BMS, and Eiger will delete any BMS Confidential Information, and consider any other such objections in good faith, including whether it is necessary or advisable to delete any other information from such proposed publication. Once any such abstract or manuscript is accepted for publication, Eiger shall provide BMS with a copy of the final version of the manuscript or abstract.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 12

INDEMNITY

12.1 Eiger Indemnity. Eiger shall indemnify, defend and hold harmless BMS and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all damages, liabilities, losses, costs and expenses (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) arising in connection with any claims, suits, proceedings, whether for money damages or equitable relief, of any kind brought by any Third Party (collectively “Losses and Claims”) and arising out of or relating to (a) a breach of this Agreement by Eiger or any of its Affiliates, Sublicensees, agents and contractors, (b) the research, Development, Commercialization (including promotion, advertising, offering for sale, sale or other disposition), transfer, importation or exportation, manufacture, labeling, handling or storage, or use of, or exposure to, any Licensed Compound or any Licensed Product by or for, or failure to comply with applicable Law by, Eiger or any of its Affiliates, Distributors, Sublicensees, agents and contractors, including claims and threatened claims based on product liability, bodily injury, risk of bodily injury, death or property damage, infringement or misappropriation of Third Party patents, copyrights, trademarks or other intellectual property rights, or the failure to comply with applicable Law related to the matters referred to in this subsection (a) with respect to any Licensed Compound or any Licensed Product, (c) the prosecution, maintenance, enforcement and defense of the BMS Patents by Eiger, its Affiliates, Sublicensees, representatives and agents; and/or (d) the gross negligence, recklessness or willful misconduct of Eiger or its Affiliates or its or their respective directors, officers, employees and agents, in connection with Eiger’s performance of its obligations or exercise of its rights under this Agreement; except in any such case for Losses and Claims to the extent reasonably attributable to any breach of this Agreement by BMS (including its representations and warranties set forth in Section 4.1 and Article 9), or BMS having committed an act or acts of gross negligence, recklessness or willful misconduct, or to the extent BMS has an indemnification obligation to Eiger pursuant to Section 12.2.

12.2 BMS Indemnity. BMS shall indemnify, defend and hold harmless Eiger and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all Losses payable to a Third Party based on Claims brought by a Third Party arising out of or relating to (a) a breach of this Agreement by BMS, including the representations, warranties and covenants of BMS set forth in Section 4.1 and/or Article 9, (b) the gross negligence, recklessness or willful misconduct of BMS or its Affiliates or its or their respective directors, officers, employees and agents, in connection with BMS’s performance of its obligations or exercise of its rights under this Agreement, (c) personal injury arising out of the conduct by BMS of clinical studies for the Licensed Compounds prior to the Effective Date, (d) payments for services rendered to BMS prior to the Effective Date related to the Licensed Compounds, (e) the conduct and close of any existing CTAs and CTXs for the Licensed Compound not assigned to Eiger under Section 3.3 after the Effective Date; and/or (f) any Development, use, manufacture, or Commercialization of BMS Reversion Products by BMS following the reversion thereof to BMS pursuant to Section 13.4 in the Territory, including any product liability claims and intellectual property infringement claims in the Territory or any personal injury, property damage or other damage in the Territory arising therefrom; except in any such case for Losses and Claims to the extent reasonably attributable to any breach of this Agreement by Eiger, its Affiliates or Sublicensees, failure of Eiger, its Affiliates or Sublicensees to comply with Applicable Law with respect to its Development or Commercialization of the Licensed Compounds or Licensed Products, or Eiger, its Affiliates or Sublicensees having committed an act or acts of gross negligence, recklessness or willful misconduct, or to the extent Eiger has an indemnification obligation to BMS pursuant to Section 12.1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

12.3 Indemnification Procedure. A claim to which indemnification applies under Section 12.1 shall be referred to herein as an “Indemnification Claim”. If any Person or Persons (collectively, the “Indemnitee”) intends to claim indemnification under this Article 12, the Indemnitee shall notify the Party subject to the indemnification obligation (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be an Indemnification Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor shall have the right to assume and control the defense of the Indemnification Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of the Indemnification Claim as aforesaid, the Indemnitee may defend the Indemnification Claim but shall have no obligation to do so. The Indemnitee shall not settle or compromise the Indemnification Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise the Indemnification Claim in any manner which would have an adverse effect on the Indemnitee’s interests (including any rights under this Agreement or the scope or enforceability of the BMS Patents Rights or BMS Know-How), without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld, delayed or conditioned if the settlement or compromise would impose no financial or other obligations or burdens on the Indemnitee. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor’s expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Article 11.

12.4 Insurance. Eiger shall, beginning with the initiation of the first clinical trial for a Licensed Product, maintain at all times thereafter during the term of this Agreement, and until the later of (i) [ * ] after termination or expiration of this Agreement or (ii) the date that all statutes of limitation covering claims or suits that may be brought for personal injury based on the sale or use of a Licensed Product have expired in all states in the U.S., insurance relating to the Licensed Product from a recognized, creditworthy insurance company, on a claims-made basis, with endorsements for contractual liability and for clinical trial and product liability, that is comparable in type and amount to the insurance customarily maintained by Eiger with respect to similar prescription pharmaceutical products that are marketed, distributed and sold in the Territory. Within ten (10) days following the Effective Date, and within thirty (30) days following any material change or cancellation in coverage, Eiger shall furnish to BMS a certificate of insurance evidencing such coverage as of such date, and in the case of cancellation, provide a certificate evidencing that Eiger’s replacement coverage meets the requirements in the first sentence of this Section 12.4. The foregoing insurance requirement shall not be construed to create a limit on Eiger’s liability hereunder.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, shall expire on a country-by-country basis and Licensed Product-by-Licensed Product basis, upon the expiration of the Royalty Term with respect to a given Licensed Product in the applicable country.

13.2 Termination by BMS. BMS shall have the right to terminate this Agreement, at BMS’ sole discretion, as follows:

13.2.1 Insolvency. To the extent permitted under applicable Laws, BMS shall have the right to terminate this Agreement in its entirety, at BMS’ sole discretion, upon delivery of written notice to Eiger upon the filing by Eiger in any court or agency pursuant to any statute or regulation of the United States or any other jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of Eiger or its assets, upon the proposal by Eiger of a written agreement of composition or extension of its debts, or if Eiger is served by a Third Party (and not by BMS) with an involuntary petition against it inany insolvency proceeding, upon the [ * ] after such service if such involuntary petition has not previously been stayed or dismissed, or upon the making by Eiger of an assignment for the benefit of its creditors.

13.2.2 Breach. BMS shall have the right to terminate this Agreement in its entirety, at BMS’ sole discretion, (x) as provided in Section 5.6 or (y) upon delivery of written notice to Eiger in the event of any material breach by Eiger of this Agreement (except that this Section 13.2.2 shall not apply to any breach of Sections 5.1 or 6.1, which are covered under Section 13.2.3), provided that such breach has not been cured within [ * ] after written notice is given by BMS to Eiger; provided, however, that if such breach relates to the failure to make a payment when due, such breach must be cured within [ * ] after written notice thereof is given by BMS. Notwithstanding the foregoing, in the case of a bona fide dispute over whether or to what extent Eiger has breached this Agreement, this Section 13.2.2 shall not be triggered until such dispute is resolved in BMS’ favor and Eiger fails to cure such breach within the applicable cure period (which shall be tolled until the resolution of the dispute); provided, that Eiger shall have timely paid any amounts that are not in dispute. Any such termination of this Agreement shall become effective at the end of the applicable cure period, unless Eiger has cured any such breach or default prior to the expiration of such cure period.

13.2.3 Termination for Failure to Develop or Commercialize. BMS shall have the right to terminate this Agreement in its entirety in the event that Eiger fails to fulfill its obligations to Develop Licensed Compounds and/or Licensed Products in accordance with Section 5.1, or to Commercialize Licensed Products in accordance with Section 6.1, provided that Eiger has not cured such breach within [ * ] following written notice by BMS which notice shall be labeled as a “notice of material breach for failure to use Commercially Reasonable Efforts,” and identifies the Major Market Country(ies) in which such breach has occurred. If Eiger disputes the material breach of its obligations under Sections 5.1 and 6.1, this Section 13.2.3 shall not be triggered until such dispute is resolved in BMS’ favor and Eiger fails to cure such breach within any portion of the applicable cure period then remaining (which shall be tolled until the resolution of the dispute. For clarity, if arbitration is triggered under Section 14.2 [ * ] after receipt of the notice from BMS, it shall have [ * ] after an arbitrator’s decision in favor of BMS to cure the breach). Any such termination of this Agreement shall become effective at the end of the applicable remaining cure period, unless Eiger has cured any such breach or default prior to the expiration of such

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

remaining cure period. If there is a dispute as to whether Eiger has cured within the remaining cure period following the arbitrator’s decision, such dispute [ * ], provided, that [ * ].

13.2.4 Termination for Patent Challenge.

(a) BMS shall have the right to terminate this Agreement in its entirety in the event Eiger (or any of its Affiliates) challenges or knowingly supports (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim, or in response to a subpoena or court or administrative law request or order), including by providing information, documents, and/or funding, a challenge to the validity, scope, enforceability or patentability of any of the BMS Patent Rights. BMS’s right to terminate this Agreement under this Section 13.2.4 may be exercised at any time after Eiger (or any of its Affiliates) may have challenged or knowingly supports (other than in response to a subpoena or court order) a challenge to the validity, scope, enforceability or patentability of any of the BMS Patent Rights. For the avoidance of doubt, an action by Eiger or any Affiliate in accordance with Article 10 to amend claims within a pending patent application within the BMS Patent Rights during the course of Eiger’s prosecution and maintenance of such pending patent application or in defense of a Third Party proceeding, or to make a negative determination of patentability of claims of a patent application of BMS or to abandon a patent application of BMS during the course of Eiger’s Prosecution and Maintenance of such pending patent application, shall not, where undertaken in accordance with Article 9 hereof, constitute a challenge under this Section 13.2.4.

(b) If a Sublicensee of Eiger challenges the validity, scope or enforceability of or otherwise opposes any of the BMS Patent Rights under which such Sublicensee is sublicensed, then Eiger shall, at BMS’ election and upon written notice from BMS, promptly terminate such Sublicense. Eiger shall include within each License Agreement with each Sublicensee a right on the part of Eiger to terminate such License Agreement in the event such Sublicensee challenges or knowingly supports a Third Party in challenging (other than in response to a subpoena or court order), in a judicial or administrative proceeding, including without limitation by providing information, documents, or funding, the validity, scope or enforceability of any of the BMS Patent Rights after grant of the patent and (ii) Eiger shall exercise such right to terminate the License Agreement with a Sublicensee should such Sublicensee challenge or knowingly support a Third Party in challenging (other than in response to a subpoena or court order) in a judicial or administrative proceeding the validity or enforceability of any of the BMS Patent Rights after grant of the patent. If Eiger fails to exercise such termination right against such Sublicensee or is unable to do so because it did not include such a provision in its Sublicense, BMS may terminate this Agreement.

13.3 Termination by Eiger. Eiger shall have the right to terminate this Agreement, at Eiger’s sole discretion, as follows.

13.3.1 Following completion by Eiger of the [ * ] of the Licensed Product, upon [ * ] prior written notice in the case where [ * ], or upon [ * ] prior written notice in the case where [ * ].

13.3.2 Eiger may terminate this Agreement in the event of a material breach by BMS, provided that such breach has not been cured within [ * ] following written notice by Eiger. Any such termination of this Agreement shall become effective at the end of the applicable cure period, unless BMS has cured any such breach or default prior to the expiration of such cure period.

13.4 Effect of Termination. Upon termination of this Agreement in its entirety by BMS under Section 13.2 or by Eiger under Section 13.3.1:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

13.4.1 All rights and licenses granted to Eiger in Article 2 shall terminate, all rights of Eiger under the BMS Patent Rights and BMS Know-How shall revert to BMS, and Eiger and its Affiliates shall cease all use of the BMS Patent Rights, the BMS Know-How and the Transferred Materials, and shall return to BMS all unused portions of the Transferred Materials, subject, in the case of [ * ], to [ * ]. Following the effective date of such termination, all Licensed Compounds and/or Licensed Products shall thereafter be deemed “BMS Reversion Products”.

13.4.2 With respect to all regulatory filings (including all INDs, MAAs, MAs, CTAs, CTXs and BLAs) and Approvals and all other regulatory filings and documents necessary to further Develop and Commercialize the BMS Reversion Products, as they exist as of the date of such termination (and all of Eiger’s right, title and interest therein and thereto), BMS shall determine in its sole discretion which of these shall be (i) assigned to BMS, and Eiger shall provide to BMS one (1) copy of the applicable documents and filings, all documents and filings contained in or referenced in any such filings, together with the raw and summarized data for any preclinical and clinical studies of the BMS Reversion Products as well as any final documentation to inactivate any open INDs as BMS may elect to inactivate, subject, in the case of [ * ], to [ * ], and [ * ], or (ii) withdrawn, closed out, or inactivated [ * ]. For clarity, BMS shall have the right to use the foregoing material information, materials and data developed by Eiger solely in connection with BMS’ development, manufacture and commercialization of BMS Reversion Products. BMS shall have the right to obtain specific performance of Eiger’s obligations referenced in this Section 13.4.2 and/or in the event of failure to obtain assignment, Eiger hereby consents and grants to BMS the right to access and reference (without any further action required on the part of Eiger, whose authorization to file this consent with any Regulatory Authority is hereby granted) any and all such regulatory filings for any regulatory or other use or purpose in the Territory. Without limiting the foregoing in this paragraph, to the extent applicable, Eiger’s obligations under Article 10 shall continue with respect to all countries in the Territory for which there is a failure to obtain assignment of all regulatory filings and Approvals.

13.4.3 All amounts due or payable to BMS that were accrued prior to the effective date of termination shall remain due and payable; but (except as otherwise expressly provided herein) no additional amounts shall be payable based on events occurring after the effective date of termination; provided, that the foregoing shall not be deemed to limit either Party’s indemnification obligations under this Agreement for acts or omissions incurring prior to the termination date that are the subject of such indemnification even if the indemnification amount cannot be accrued or determined as of the termination date.

13.4.4 Should Eiger have any inventory of any Licensed Compound included in the BMS Reversion Products suitable for use in clinical trials, Eiger shall [ * ].

13.4.5 Should Eiger have any inventory of any Licensed Product included in the BMS Reversion Products approved and allocated prior to termination, Eiger shall have [ * ] thereafter in which to dispose of such inventory (subject to the payment to BMS of any royalties due hereunder thereon) (the “Inventory Disposal Period”), provided however, that (i) such right shall terminate at such time that BMS purchases all remaining stocks of inventory of such BMS Reversion Product as described in this Section 13.4.6, below, and (ii) such Licensed Product shall [ * ] provided to such purchaser for the Licensed Product in the applicable country during the [ * ] period preceding such termination and, in addition, such sales shall [ * ] for the [ * ] period preceding such termination. Notwithstanding the foregoing, if BMS takes over responsibility for sale of the BMS Reversion Products in any country in the Territory prior to the end of the Inventory Disposal Period, BMS shall be required to purchase all

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

remaining stocks of saleable inventory that meets BMS specifications and return policies of such BMS Reversion Product at [ * ] for such BMS Reversion Product, [ * ].

13.4.6 Eiger shall provide to BMS the tangible embodiments of all Know-How owned or Controlled by Eiger and its Affiliates to the extent necessary for the Development and Commercialization of the BMS Reversion Products in existence as of the date of such termination, subject, in the case of [ * ], to [ * ], and [ * ], including Eiger’s manufacturing processes, techniques and trade secrets for making such BMS Reversion Products and all Know-How specifically relating to any composition, formulation, method of use or manufacture of such BMS Reversion Products, and BMS shall [ * ]. Eiger shall reasonably cooperate with BMS to assist BMS with understanding and using the Know-How provided to BMS under this Section 13.4.7. Such cooperation shall include providing BMS with reasonable access by teleconference or in-person at Eiger’s facilities (subject to Eiger’s customary rules and restrictions with respect to site visits by non-Eiger personnel and subject, in the case of [ * ], to [ * ]).

13.4.7 To the extent that Eiger owns any trademark(s), USAN names, and/or domain names that are used in connection with a BMS Reversion Product that BMS believes would be necessary for the Commercialization of a BMS Reversion Product (as then currently marketed, but not including any marks that include, in whole or part, any corporate name or logo of Eiger), Eiger shall assign (or, if applicable, cause its Affiliate to assign) to BMS all of Eiger’s (and such Affiliate’s) right, title and interest in and to any such trademark, USAN name or internet domain name in each terminated country.

13.4.8 Eiger shall grant and hereby grants to BMS an exclusive, royalty-bearing [ * ], non-transferable (except as provided in Section 15.4) license, with the right to grant sublicenses, under (a)(i) any Patent Rights owned or Controlled by Eiger or its Affiliates as at the effective date of termination (other than Patent Rights Controlled by BMS and its Affiliates that were licensed to Eiger under this Agreement) and (ii) all Patent Rights owned or Controlled by Eiger or its Affiliates after the date of such termination claiming any invention conceived or reduced to practice by or on behalf of Eiger during the term of this Agreement and (b) any Trademarks and USAN names owned by Eiger that are used in connection with the Licensed Product, in each case (a)(i) and (ii) that are not Patent Rights licensed from BMS and only to the extent such Patent Rights cover the composition of matter, use, or manufacture of BMS Reversion Products (solely to the extent actually practiced in connection with the BMS Reversion Products as of such termination effective date) and that, in each case of (a) and (b), are necessary to develop, manufacture or commercialize BMS Reversion Products.

13.4.9 Eiger shall provide to BMS all data generated during the term of this Agreement necessary for the development and/or commercialization of the relevant BMS Reversion Products and [ * ], subject to [ * ], and [ * ].

13.4.10 Neither Party shall be relieved of any obligation that accrued prior to the effective date of such termination.

13.4.11 BMS shall not owe any other compensation to Eiger for the research, Development and Commercialization of any BMS Reversion Product in the event of any such termination of the Agreement by BMS, except as expressly set forth in Section 13.4.8.

13.4.12 Any costs and expenses incurred by Eiger in connection with the assignments and transfers made by Eiger under this Section 13.4 shall be [ * ] unless [ * ], in which case any such costs and expenses reasonably incurred by Eiger shall be [ * ].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

13.4.13 It is understood and agreed that BMS shall be entitled to specific performance as a remedy to enforce the provisions of this Section 13.4, in addition to any other remedy to which it may be entitled by applicable Law.

13.4.14 If Eiger is using Third Parties to manufacture and supply Licensed Compound and Licensed Product to it at the time of termination, Eiger will, at BMS’ request, reasonably cooperate with BMS to assign such Third Party agreements to BMS as BMS may request. If Eiger is manufacturing any portion of the Licensed Compound and/or Licensed Product for itself, and has the capability in place as of the date of such termination to commercially manufacture and supply to BMS all or part of BMS’ requirements of the applicable BMS Reversion Products for use and sale in the Territory, if BMS so elects in its sole discretion, Eiger shall supply to BMS for a period not to exceed [ * ] (with the period of time being within the sole discretion of BMS) as much of BMS’ requirements of such BMS Reversion Products as reasonably possible for use and sale in the Territory, [ * ] for such BMS Reversion Products. In the event that Eiger has, prior to the date of such termination, engaged a Third Party to manufacture and supply any BMS Reversion Products, Eiger shall use reasonable efforts, at BMS’ sole cost and expense, to assist in the transfer of such supply arrangements to BMS, or if not assigned or assignable, then Eiger shall supply such BMS Reversion Products [ * ] associated with providing such BMS Reversion Products to BMS.

13.4.15 Nothing in this Section 13.4 shall be deemed to limit any remedy to which either Party may be entitled by applicable Law.

13.5 Effect of Termination by Eiger for Breach by BMS. Upon termination of this Agreement by Eiger pursuant to Section 13.3.2:

13.5.1 All rights and licenses granted to Eiger in Article 2 shall terminate, all rights of Eiger under the BMS Patent Rights and BMS Know-How shall revert to BMS, and Eiger and its Affiliates shall cease all use of the BMS Patent Rights, the BMS Know-How and the Transferred Materials, and shall return to BMS all unused portions of the Transferred Materials.

13.5.2 All amounts due or payable to BMS that were accrued, or that arise out of acts or events occurring, prior to the effective date of termination or expiration shall remain due and payable; but (except as otherwise expressly provided herein) no additional amounts shall be payable based on events occurring after the effective date of termination or expiration.

13.5.3 Should Eiger have any inventory of any Licensed Product approved and allocated prior to termination for sale in a terminated country, Eiger shall have [ * ] thereafter in which to dispose of such inventory (subject to the payment to BMS of any royalties due hereunder thereon).

13.5.4 Neither Party shall be relieved of any obligation that accrued prior to the effective date of such termination or expiration.

13.5.5 Nothing in this Section 13.5 shall be deemed to limit any remedy to which Eiger may be entitled by applicable Law.

13.6 Effect of Expiration of this Agreement. Upon expiration of this Agreement:

13.6.1 All amounts due or payable to BMS that were accrued, or that arise out of acts or events occurring, prior to the effective date of expiration shall remain due and payable; but (except as otherwise

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

expressly provided herein) no additional amounts shall be payable based on events occurring after the effective date of expiration.

13.6.2 BMS shall have the right to retain all amounts previously paid to BMS by Eiger.

13.6.3 Neither Party shall be relieved of any obligation that accrued prior to the effective date of expiration.

13.6.4 The license with respect to BMS Patent Rights and BMS Know-How granted under Section 2.1 shall remain in effect and shall be fully paid-up.

13.7 Scope of Termination. Termination of this Agreement shall be as to all countries in the Territory and all Licensed Compounds and all Licensed Products.

13.8 Survival. The following provisions shall survive termination or expiration of this Agreement, as well as any other provisions which by their nature are intended to survive termination: Article 1 (as applicable), Sections 8.7 (for three (3) years after the end of the Calendar Year in which this Agreement was terminated), Section 9.4, Section 9.5, Section 10.1, Section 10.4 (with respect to an action, suit or proceeding commenced prior to termination), Section 10.8, Article 11, Article 12, Section 13.4 (if terminated by BMS under Section 13.2 or by Eiger under Section 13.3.1, Section 13.5 (if terminated by Eiger pursuant to Section 13.3.2), Section 13.6, Section 13.7, this Section 13.8, Section 13.10, Article 14 and Article 15.

13.9 Bankruptcy. The Parties agree that in the event a Party becomes a debtor under Title 11 of the U.S. Code (“Title 11”), this Agreement shall be deemed to be, for purposes of Section 365(n) of Title 11, a license to rights to “intellectual property” as defined therein. Each Party as a licensee hereunder shall have the rights and elections as specified in Title 11. Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of Title 11.

13.10 No Limitation of Remedies. Except as herein expressly provided, notwithstanding anything to the contrary in this Agreement, except as otherwise set forth in this Agreement, termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor prejudice either Party’s right to obtain performance of any obligation. Each Party shall be free, pursuant to Article 14, to seek (without restriction as to the number of times it may seek) damages, costs and remedies that may be available under applicable Law or in equity and shall be entitled to offset the amount of any damages and costs obtained in a final determination under Article 14 of monetary damages or costs (as permitted by this Agreement) against the other Party against any amounts otherwise due to such other Party under this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 14

DISPUTE RESOLUTION

14.1 Resolution by Senior Executives. Except as provided in Sections 8.7 and 14.3, in the event of any dispute between the Parties in connection with this Agreement, the construction hereof, or the rights, duties or liabilities of either Party hereunder, including any disagreement as to whether there has been a material breach of this Agreement pursuant to Sections 13.2.2, 13.2.3, or 13.3.2, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within [ * ], either Party may, by written notice to the other Party, refer the dispute to (i) [ * ] and (ii) [ * ] or, [ * ] for attempted resolution by good faith negotiation within [ * ] after such notice is received; provided, however, such executive officers of Eiger and BMS may each designate a senior manager to whom such dispute is delegated instead for such attempted resolution.

14.2 Arbitration.

14.2.1 Except as provided in Sections 8.7 and 14.3, if any dispute between the Parties relating to or arising out this Agreement cannot be resolved in accordance with Section 14.1, such dispute shall be resolved by binding arbitration administered by JAMS pursuant to JAMS’ Comprehensive Arbitration Rules and Procedures then in effect (the “JAMS Rules”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

14.2.2 The arbitration shall be conducted by a panel of three (3) persons experienced in the pharmaceutical business: within [ * ] after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within [ * ] of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by JAMS. The place of arbitration shall be in [ * ], and all proceedings and communications shall be in English.

14.2.3 The arbitrators shall apply the terms and conditions of this Agreement and shall not award damages in contradiction to Section 9.5. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration regardless of the outcome of such arbitration.

14.2.4 Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content or results of an arbitration without the prior written consent of both Parties The arbitrators shall have no authority to award any relief on the basis of any dispute, controversy or claim that is barred by the applicable Delaware statute of limitations.

14.3 Injunctive Relief. Notwithstanding anything in this Article 14, each Party shall have the right to seek injunctive or other equitable relief from the arbitrator or a court of competent jurisdiction pursuant to Section 15.8 that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the dispute, including any breach or threatened breach of Article 11.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 15

MISCELLANEOUS

15.1 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement with respect to such provision may be realized.

15.2 Notices. Any notice required or permitted to be given by this Agreement shall be in writing and shall be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by first class, registered or certified mail, return receipt requested and addressed as set forth below unless changed by notice so given:

If to Eiger:

Eiger BioPharmaceuticals, Inc.

350 Cambridge Ave, Suite 350

Palo Alto, CA 94306

Attention: Chief Executive Officer

With a copy to:

Cooley LLP

3175 Hanover St.

Palo Alto, CA 94304

Attention: Glen Sato

gsato @cooley.com

If to BMS:

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

Attention: Vice President, Business Development

With a copy to:

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

Attention: Vice President & Assistant General Counsel, Business Development and Licensing

Any such notice shall be deemed delivered on the date received. A Party may add, delete, or change the person or address to whom notices should be sent at any time upon written notice delivered to the Party’s notices in accordance with this Section 15.2.

15.3 Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

acts of God, fires, earthquakes, strikes and labor disputes, acts of war, terrorism, civil unrest or intervention of any governmental authority (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party and further provided that the affected Party shall use Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

15.4 Assignment.

15.4.1 BMS may, without Eiger’s consent, (x) assign, delegate or transfer some or all of its rights and obligations hereunder to any Affiliate of BMS, and (y) assign or transfer, in connection with any transfer or assignment of all of the BMS Patent Rights and BMS Know-How, to any Third Party (including a successor in interest by reason of merger, consolidation or sale of substantially all of the assets of BMS to which this Agreement relates).

15.4.2 Eiger may assign or transfer all of its rights and obligations hereunder without BMS’s consent to a successor in interest by reason of merger, consolidation or sale of substantially all of the assets of Eiger (and so long as such assignment or transfer includes, without limitation, all Approvals, all manufacturing assets relating to this Agreement, and all rights and obligations under this Agreement); provided, however, that such successor in interest shall have agreed no later than the closing of such assignment or transfer transaction to be bound by the terms of this Agreement in a writing provided to BMS.

15.4.3 Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding on, the Parties’ permitted successors and assigns. Any assignment or transfer in violation of the foregoing shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning non-transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer.

15.4.4 In the event that BMS assigns, delegates or otherwise transfers this Agreement in whole or in part, to an Affiliate of BMS, BMS hereby agrees to be jointly and severally liable with any such Affiliates for the actions of such Affiliates and for any and all amounts that become due and payable hereunder to Eiger. In the event that Eiger assigns or otherwise transfers or assigns this Agreement to an Affiliate of Eiger, Eiger hereby agrees to be jointly and severally liable with any such Affiliates for the actions of such Affiliates and for any and all amounts that become due and payable hereunder to BMS.

15.4.5 Notwithstanding anything to the contrary in this Agreement, in the event of any such transfer or assignment to a Third Party (including a successor in interest by reason of merger, consolidation or sale of assets permitted), the intellectual property rights of the acquiring party (if other than one of the Parties) or the acquired party (if acquired by a Party or its Affiliates) shall not be included in the technology licensed to the other Party hereunder to the extent (x) held by such Third Party that is acquired or is acquiring such Party prior to such transaction, or (y) such technology is developed thereafter outside the scope of activities conducted with respect to the Licensed Compounds or Licensed Products.

15.5 Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

15.6 Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by each of the Parties.

15.7 Choice of Law. This Agreement shall be governed by, enforced, and shall be construed in accordance with the laws of the [ * ] without regard to its conflicts of law provisions.

15.8 Jurisdiction. Subject to Article 14, each Party irrevocably submits to the exclusive jurisdiction and venue of the state and federal courts for the [ * ] for the purposes of any suit, action, dispute, or other proceeding arising out of this Agreement or out of any transaction contemplated hereby. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the state and federal courts for the [ * ], and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

15.9 Publicity. Upon execution of this Agreement, Eiger may issue the press release announcing the existence of this Agreement in the form and substance as set forth in Appendix 5. Each Party agrees not to issue any other press release or other public statement disclosing other information relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned, provided, however, that such consent shall not be required for any disclosure which is required by Law or the rules of a securities exchange, as reasonably advised by the disclosing Party’s outside counsel, and provided, further, that Eiger may from time to time issue public statements relating to the ongoing Development and/or Commercialization of Licensed Compounds and/or Licensed Products (excluding disclosure of the financial terms of this Agreement) pursuant to this Agreement without the prior written consent of BMS. The Parties agree that any such required disclosure shall not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by Law, the Parties shall use appropriate diligent efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency. Each Party agrees to provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter thereof as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each Party shall provide the other with an advance copy of any such announcement at least [ * ] prior to its scheduled release. Each Party shall have the right to expeditiously review and recommend changes to any such announcement and, except as otherwise required by Law, the Party whose announcement has been reviewed shall remove any information the reviewing Party reasonably deems to be inappropriate for disclosure. The contents of any announcement or similar publicity which has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval.

15.10 Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute BMS and Eiger as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

15.11 Headings. Headings and captions are for convenience only and are not be used in the interpretation of this Agreement.

15.12 Entire Agreement. This Agreement constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior negotiations, representations, agreements and understandings regarding the same.

15.13 Counterparts; Electronic Delivery. This Agreement may be executed in counter-parts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signatures to this Agreement transmitted by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

15.14 Performance by Affiliates. Each Party recognizes that the other Party may perform some or all of its obligations under this Agreement through Affiliates to the extent permitted under this Agreement; provided, however, that such other Party shall remain responsible for the performance by its Affiliates as if such obligations were performed by such other Party.

15.15 Exports. Eiger agrees not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control Laws.

15.16 Interpretation.

15.16.1 Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

15.16.2 The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “any” shall mean “any and all” unless otherwise clearly indicated by context.

15.16.3 Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein shall be construed as referring to such Laws as from time to time

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

enacted, repealed or amended, (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections or Appendices, unless otherwise specifically provided, shall be construed to refer to Articles, Sections and Appendices of this Agreement; and (f) the term “and/or” in a sentence shall be construed such that the phrase “X and/or Y” means “X or Y, or both X and Y”.

15.16.4 This Agreement should be interpreted in its entirety and the fact that certain provisions of this Agreement may be cross-referenced in a Section shall not be deemed or construed to limit the application of other provisions of this Agreement to such Section and vice versa.

* * *

[SIGNATURE PAGE FOLLOWS ]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed by their respective duly authorized officers.

EIGER BIOPHARMACEUTICALS, INC.

By:	/s/ David Cory
(Signature)
Name:	David Cory
Title:	President and CEO

Date: April 19, 2016

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Graham R. Brazier
(Signature)
Name:	Graham R. Brazier
Title:	Vice President, Business Development

Date: April 20, 2016

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 1

BMS Patent Rights

SEE ATTACHED

[ * ]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 2

Initial Development Plan

[ * ]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 3

Licensed Compound

[ * ]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 4

Transferred Materials to be provided by BMS

[ * ]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 5

Press Release

Eiger BioPharmaceuticals Announces License of Worldwide Rights to Pegylated Interferon Lambda-1a from Bristol-Myers Squibb

Including Rights for All Indications and Associated Patents

PALO ALTO, CALIF, April 19, 2016 /PRNewswire/ — Eiger BioPharmaceuticals, Inc. (NASDAQ: EIGR) announced today that it has licensed Pegylated Interferon Lambda-1a (“Lambda”), a novel, well-characterized, first in class Type III interferon to be studied as an investigational therapy for hepatitis delta virus (HDV) infection, from Bristol-Myers Squibb. Lambda has been administered in clinical trials involving over 3,000 subjects. It has not been approved for any indication. Eiger plans to evaluate Lambda as a potential monotherapy and combination treatment for chronic HDV infection, the most aggressive and deadly form of human viral hepatitis.

“We are very excited to execute this license with Bristol-Myers Squibb. The addition of Lambda to our pipeline is a significant step toward building a leading HDV franchise,” said David Cory, President and CEO of Eiger. “There is no approved therapy for HDV. Along with Lonafarnib, our Phase 2 candidate for the treatment of HDV, Eiger has established a strategic position with the addition of Lambda. Eiger will leverage existing relationships with clinical investigators and clinical sites for efficient exploration of Lambda alone or in combination with other agents toward an approved therapy for HDV.”

“Most cells in the body express the receptor for interferon alpha, a Type I interferon. However, receptors for Lambda, a Type III interferon, are expressed on liver cells, a desirable location for treating viral hepatitis, but less so on some blood cells and non-liver cells. Lambda represents a promising and potentially better tolerated interferon therapy for HDV,” said Eduardo Martins, MD, DPhil, Senior Vice President of Liver and Infectious Diseases at Eiger.

The exclusive worldwide license from Bristol-Myers Squibb involved an upfront payment and the issuance of Eiger Common Stock and includes development and regulatory milestones through first commercial sale in the US, EU, and Japan and milestone payments based on commercial sales achievement as well as tiered annual net sales royalties.

About Sarasar™ (lonafarnib)

Lonafarnib is a well-characterized, late-stage, orally active inhibitor of farnesyl transferase, an enzyme involved in modification of proteins through a process called prenylation. HDV uses this host cell process inside liver cells to complete a key step in its life cycle. Lonafarnib inhibits the prenylation step of HDV replication inside liver cells and blocks the virus life cycle at the stage of assembly. Since prenylation is carried out by a host enzyme, this compound may present a higher barrier to development of viral resistance mutations to therapy. Lonafarnib has been dosed in over 100 HDV-infected patients across international academic centers and is in Phase 2 development for HDV. Lonafarnib has been granted Orphan Drug Designation by the U.S. Food and Drug Administration (FDA) and European Medicines Agency (EMA), and Fast Track Designation by U.S. FDA. Lonafarnib is not approved for any indication, and is licensed from Merck Sharp & Dohme Corp. (known as MSD outside of the United States and Canada).

About Hepatitis Delta Virus (HDV)

Hepatitis Delta (or Hepatitis D) is caused by infection with HDV and is considered to be one of the most severe forms of viral hepatitis in humans. Hepatitis D occurs only as a co-infection in individuals harboring Hepatitis B Virus (HBV). Hepatitis D leads to more severe liver disease than HBV alone and is associated with accelerated liver fibrosis, liver cancer, and liver failure. Hepatitis D is a disease with a significant impact on global health, which may affect up to approximately 15-20 million people worldwide. The prevalence of HDV varies among different parts of the world. Globally, HDV infection is reported to be present in approximately 4.3% to 5.7% of chronic Hepatitis B carriers. The prevalence of HDV in patients infected with chronic HBV is even higher in certain regions, including certain parts of Mongolia, China, Russia, Central Asia, Pakistan, Turkey, Africa, and South America, with an HDV prevalence as high as 60% being reported in HBV-infected patients in Mongolia and Pakistan.

About Eiger

Eiger is a clinical-stage biopharmaceutical company committed to bringing to market novel products for the treatment of rare diseases. The company has built a diverse portfolio of well-characterized product candidates with the potential to address diseases for which the unmet medical need is high, the biology for treatment is clear, and for which an effective therapy is urgently needed.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives, intentions, beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, whether or not pegylated interferon lambda-1a or lonafarnib may be further developed and approved, statements relating to the availability of cash for Eiger’s future operations, Eiger’s ability to develop its drug candidates for potential commercialization, the timing of the commencement and completion of Phase 2 trials and whether the Lamda product can be successfully developed or commercialized. Eiger may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and one should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Eiger makes, including the risks that Eiger’s planned clinical trials may be prolonged or delayed requiring Eiger to incur additional costs; that Eiger’s planned clinical trials may not satisfy the requirements of the FDA or non-U.S. regulatory authorities; that Eiger’s product candidates may have undesirable side effects which may delay or prevent marketing approval; that, even if approved by the FDA or non-U.S. regulatory authorities, Eiger’s product candidates may not achieve broad market acceptance; and the risks described in the “Risk Factors” sections the Registration Statement on Form S-4 (file no. 333-208521) and of Eiger’s periodic reports filed with the SEC. Eiger does not assume any obligation to update any forward-looking statements, except as required by law.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SOURCE Eiger Bio, Inc.

Investors: Jim Shaffer, Eiger Bio, Inc., 919-345-4256, jshaffer@eigerbio.com

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 6

Documentation to be provided

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 7

Form of Stock Purchase Agreement

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 8

Exceptions to Section 9.2

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 9

List of ‘Knowledge” Individuals of BMS

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 10

Reagents and Research Tools

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 11

Third Party Agreements

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.